Exhibit 10.5

DEED OF LEASE
Dated as of May 18, 2020
between
HAVERTY FURNITURE COMPANIES, INC.,
as the Tenant
and
HF COLONIAL HEIGHTS VA LANDLORD, LLC,
as the Landlord
_________________________________________________________________________

TABLE OF CONTENTS
1.	Certain Definitions	1
2.	Demise of Leased Premises	1
3.	Title and Condition	1
4.	Use of Leased Properties; Quiet Enjoyment	3
5.	Term	3
6.	Rent	4
7.	Net Lease; Non-Terminability	5
8.	Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements	6
9.	Liens; Recording and Title	7
10.	Indemnification	8
11.	Maintenance and Repair	10
12.	Alterations	11
13.	Condemnation	12
14.	Insurance	13
15.	Restoration	16
16.	Subordination to Financing	18
17.	Assignment, Subleasing	19
18.	Permitted Contests	20
19.	Conditional Limitations; Default Provisions	21
20.	Additional Rights of Landlord and Tenant	23
21.	Notices	24
22.	Estoppel Certificates	25
23.	Surrender and Holding Over	25
24.	No Merger of Title	26
25.	Definition of Landlord	26
26.	Hazardous Materials	27
27.	Entry by Landlord	27
28.	No Usury	27
29.	Financial Statements	28
30.	Separability	28
31.	Right of First Refusal	28
32.	Miscellaneous	29
EXHIBIT A Legal Description
EXHIBIT B Basic Rent
EXHIBIT C Form of Subordination, Non-Disturbance and Attornment Agreement*
EXHIBIT D Form of Estoppel Certificate*
EXHIBIT E Form of Landlord’s Waiver and Consent*

APPENDIX A Definitions

* Certain exhibits or schedules and annexes to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibits, schedule and/or annex will be furnished to the U.S. Securities and Exchange Commission or its staff upon request.

DEED OF LEASE
THIS DEED OF LEASE (as amended, supplemented or otherwise modified from time to time, this “Lease”) made as of May 18, 2020, by and between HF COLONIAL HEIGHTS VA LANDLORD, LLC, a Delaware limited liability company, as landlord, and HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation, as tenant.
In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant, intending to be legally bound, hereby covenant and agree as follows:
1. Certain Definitions. All capitalized terms, unless otherwise defined herein, shall have the respective meanings ascribed to such terms in Appendix A annexed hereto and by this reference incorporated herein.
2. Demise of Leased Premises. Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the Leased Premises.
3. Title and Condition.
(a) The Leased Premises are demised and let subject to (i) the Permitted Encumbrances and (ii) the condition of the Leased Premises as of the Closing Date, without representation or warranty by Landlord; it being understood and agreed, however, that the recital of the Permitted Encumbrances herein shall not be construed as a revival of any thereof which for any reason may have expired or which may hereafter expire.
(b) LANDLORD LEASES AND WILL LEASE, AND TENANT TAKES AND WILL TAKE, THE LEASED PREMISES “AS IS”, AND TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO ITS FITNESS FOR ANY PARTICULAR USE OR PURPOSE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, AS TO LANDLORD’S TITLE THERETO, OR AS TO VALUE, COMPLIANCE WITH SPECIFICATIONS, DESIGN, LOCATION, USE, OPERATION, CONDITION, MERCHANTABILITY, QUALITY, DESCRIPTION, DURABILITY, ENVIRONMENTAL OR SOIL CONDITION OR AVAILABILITY OF UTILITIES, IT BEING AGREED THAT ALL RISKS INCIDENT TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT.  Tenant acknowledges and agrees that (i) the Leased Premises are of its selection and to its specifications, (ii) the Leased Premises have been inspected by Tenant and are satisfactory to it and (iii) Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found such title to be satisfactory for the purposes contemplated by this Lease.  In the event of any defect or deficiency in the Leased Premises of any nature, whether patent or latent, Landlord shall not have any responsibility or liability with respect thereto (including strict liability in tort).  The provisions of this Section 3(b) have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any warranties by Landlord, express or implied, with respect to the Leased Premises, arising pursuant to the Uniform Commercial Code or any other law now or hereafter in effect or otherwise.
(c) Subject to Section 27 and so long as no Event of Default has occurred and is continuing, Landlord agrees that during the Term, Tenant shall have sole and exclusive possession of the Leased Premises, and Landlord agrees that during the Term of this Lease, without Tenant’s prior written consent (i) no other improvements may be constructed by Landlord within or on the Leased Premises, and (ii) Landlord shall not grant to any Person the right to lease, enter upon or use or occupy any portion of the Leased Premises during the Term other than Tenant and its contractors, employees, customers and invitees.
(d) If as of the Closing Date there are any contracts, escrow agreements, declarations, easements, or other agreements, arrangements or documents of any kind relating to the Leased Premises or binding upon or inuring to the benefit of the owner of the Leased Premises providing for any obligations, payments, receipts, rights, credits or benefits that would have been binding upon or would have inured to the benefit of Tenant or any Affiliate thereof but for the sale of the Leased Premises to Landlord, then Tenant shall timely perform and pay such obligations and Tenant shall be entitled to the receipts, rights, and benefits in connection therewith to the extent that such performance is required or the benefits are receivable during the Term, it being understood that the foregoing provision shall not apply to any tax benefits, including any depreciation, to which the owner of the Leased Premises is entitled.
(e) Landlord hereby assigns, without recourse or warranty whatsoever, to Tenant, all Warranties, if any.  Such assignment shall remain in effect until the termination of this Lease, provided that Landlord shall retain the right to enforce the Warranties in the name of Tenant during the continuance of an Event of Default.  Any monies collected by Tenant (net of reasonable out-of-pocket collection expenses) under any of the Warranties during the continuation of an Event of Default shall be held in trust by Tenant and promptly paid over to Landlord.  Landlord hereby agrees to execute and deliver, at Tenant’s expense, such further documents, including powers of attorney, as Tenant may reasonably request in order that Tenant may have the full benefit of the assignment effected by this Section 3(c).  Upon the termination of this Lease, the Warranties shall automatically revert to Landlord.  The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required, provided that, in confirmation of such reassignment, Tenant shall promptly execute and deliver any commercially reasonable instrument which Landlord may request.
(f) Landlord agrees to enter into, at Tenant’s expense, such Record Agreements as reasonably requested by Tenant, subject to Landlord’s approval of the form thereof, not to be unreasonably withheld; provided, however, that no such Record Agreement shall (i) result in any material diminution in the value or utility of the Leased Premises for use as a distribution center (a “Facility”) or (ii) render the use of the Leased Premises dependent upon any other property or condition or materially affect Tenant’s obligations under this Lease.

4. Use of Leased Premises; Quiet Enjoyment.
(a) Tenant may use the Leased Premises as a Facility or for any other lawful purpose, so long as such other lawful purpose would not (i) in Landlord’s reasonable determination, have a material adverse effect on the value of the Leased Premises, (ii) materially increase (when compared to use as a Facility) the likelihood that Tenant or Landlord would incur material liability under any provisions of any Environmental Laws, or (iii) subject Landlord to any burdensome regulation.  Tenant shall, at its expense, timely observe, perform, comply with, make any payments required under, and carry out the provisions of, each Record Agreement required therein to be observed and performed by the owner, operator or occupant of the Leased Premises during the Term, including, without limitation, paying any and all assessments for common area maintenance costs.
(b) Tenant, either itself or through one or more subtenants, shall continue to operate and occupy the Leased Premises during the Term, except during any restoration of the Leased Premises after a casualty or Condemnation or during any remodeling or construction of Alterations permitted under this Lease, and subject to Force Majeure.
(c) Tenant shall not permit any unlawful occupation, business or trade to be conducted on the Leased Premises or any use to be made thereof contrary to any applicable Legal Requirements or Insurance Requirements or the provisions of any Record Agreement.  Tenant shall not use, occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises, in a manner that would (i) make void or voidable any insurance that Tenant is required hereunder to maintain in force, (ii) affect the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, or (iii) cause any material injury or damage to any of the Improvements, except in connection with Alterations permitted under Section 12.
(d) So long as no Event of Default exists hereunder and remains uncured and subject to the provisions of Section 27, Landlord covenants that neither Landlord, nor any Person claiming by, through or under Landlord, shall do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant.
5. Term
(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term commencing on the date hereof and ending on the Expiration Date.
(b) Provided (i) this Lease shall not have been terminated pursuant to the provisions of Section 13(b) or 19 and (ii) no Event of Default has occurred and remains uncured, in each case on the date of its Renewal Option Notice or on the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable), Tenant shall have four (4) consecutive options to extend the term of this Lease for a Renewal Term, commencing upon the day after the Expiration Date (or the expiration date of the then expiring Renewal Term, as applicable).  If Tenant elects to exercise any one or more of said renewal options, it shall do so by giving a Renewal Option Notice to Landlord at any time during the Term (or the then Renewal Term, as applicable) but, in any event, on or before that date which is twelve (12) months prior to the commencement of the Renewal Term for which such election is exercised (each, a “Renewal Term Exercise Deadline”); provided, however, if Tenant has not elected to exercise the then-applicable renewal option on or before the Renewal Term Exercise Deadline, such Renewal Term Exercise Deadline shall be extended to the date that is thirty (30) days after that date Landlord gives Tenant written notice of such failure and of Tenant’s right to extend the Term of this Lease, which notice shall state conspicuously in all caps and bold font at the top of the page that “FAILURE TO RESPOND MAY RESULT IN TENANT’S FORFEITURE OF ITS LEASE RENEWAL OPTION.”  If Tenant has not provided the notice for the exercise of a Renewal Term within thirty (30) days following delivery of notice to Tenant as set forth in the previous sentence, then Tenant shall forever waive its right to exercise such renewal option and any subsequent renewal option.  If Tenant shall elect to exercise any such renewal option, the term of this Lease shall be automatically extended for five (5) years without the execution of an extension or renewal lease.  Any Renewal Term shall be subject to all of the provisions of this Lease, including, but not limited to, the Basic Rent provisions for such Renewal Term set forth on Exhibit B attached hereto, and all such provisions shall continue in full force and effect.  Within ten (10) days after request by either Landlord or Tenant, Landlord and Tenant shall execute, acknowledge and deliver to each other an instrument confirming that such option has been effectively exercised and confirming the extended expiration date of this Lease and the then applicable Basic Rent.
6. Rent.
(a) Tenant shall pay to Landlord, as rent for the Leased Premises during the Term, on the Closing Date (if the Closing Date occurs after the tenth (10th) day of the calendar month in which the Closing Date occurs) and on each Basic Rent Payment Date occurring after the Closing Date, the Basic Rent for the calendar month in which such Basic Rent Payment Date occurs, and shall pay the same by ACH or wire transfer in immediately available federal funds, by 1:00 p.m., New York time on the date due, to such account in such bank as Landlord shall designate from time to time in writing.  In the event that the Closing Date is a date other than the first day of a calendar month, the Basic Rent due on the Closing Date (or on the tenth (10th) day of such calendar month if the Closing Date occurs prior to such tenth (10th) day) shall be an amount equal to the amount of Basic Rent set forth on Exhibit B hereto for the first Basic Rent Payment Date, times 1/30, times the number of days from and including the Closing Date to and excluding the first day of the following calendar month, and the Basic Rent due on the first Business Day of the month following the month in which the Closing Date occurs shall be the amount set forth on Exhibit B for the first Basic Rent Payment Date.
(b) Tenant shall pay and discharge, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost which may be added by the party to whom such payment is due for nonpayment or late payment thereof.  Notwithstanding the foregoing, Tenant shall not be required to pay any obligations Landlord may voluntarily elect to incur unless this Lease expressly requires or permits the incurring of such obligation or expressly requires Tenant to pay the same.  All payments of Additional Rent that are payable to Landlord shall be paid by Tenant by ACH or wire transfer in immediately available federal funds in the same manner as payments of Basic Rent in Section 6(a) (unless otherwise specified by Landlord to Tenant in writing).
(c) If any installment of Basic Rent or Additional Rent is not paid when the same is due, Tenant shall pay to Landlord, on demand, as Additional Rent, interest on such installment from the date such installment was due to the date such installment is paid at the Default Rate, provided that the first such late installment in any calendar year shall not commence to accrue such interest at the Default Rate until the date that is five (5) days after delivery to Tenant of written notice from Landlord that such installment has not been paid on time.  In addition to the interest payable pursuant to the foregoing sentence, to the extent Tenant fails to make a payment of Basic Rent or Additional Rent by the applicable due date more than two (2) times in any calendar year, any payment not received by the applicable due date after the second instance of late payment in such calendar year  shall incur a late charge in the amount of one percent (1%) of such late payment amount (except to the extent such late charge is prohibited by applicable law).  Tenant and Landlord agree that this late charge represents a reasonable sum (considering all of the circumstances existing on the date of the execution of this Lease) and a fair and reasonable estimate of the costs that Landlord will incur by reason of Tenant’s failure to pay such amounts on time.  Tenant and Landlord further agree that proof of actual damages would be costly and inconvenient.  Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue Basic Rent or Additional Rent payment and shall not prevent Landlord from exercising any of the other rights available under this Lease, except to the extent Tenant has cured such default by paying the overdue Basic Rent or Additional Rent in full.
(d) Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement.  Each party shall reflect the transactions represented by this Lease in all applicable books, records and reports (including, without limitation, income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.
7. Net Lease; Non-Terminability.
(a) Except as otherwise expressly provided in this Lease, this Lease shall not terminate and Tenant shall not have, and hereby waives, any right to terminate this Lease during the Term.  This is a net lease and, except as otherwise expressly provided in this Lease, Tenant shall not be entitled to, and hereby waives any right to, any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Basic Rent or Additional Rent, and the obligations of Tenant under this Lease shall not be affected by any circumstance or event, or for any reason, including but not limited to the following:  (i) any damage to or destruction of the Leased Premises by any cause whatsoever, (ii) any Condemnation, (iii) the prohibition, limitation or restriction of, or interference with, Tenant’s use of the Leased Premises, (iv) any eviction by paramount title, constructive eviction or otherwise, (v) any default on the part of Landlord under this Lease or under any other agreement between Landlord and Tenant, (vii) any latent or other defect in, or any theft or loss of, the Leased Premises, or (viii) any other cause, whether similar or dissimilar to the foregoing, any present or future Applicable Law to the contrary notwithstanding.  This Lease is an absolute and unconditional obligation of Tenant, and it is the intention of the parties hereto that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements, and that Basic Rent and Additional Rent shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and that the obligations of Tenant under this Lease shall continue unaffected, unless expressly provided in this Lease to the contrary or unless this Lease shall have been terminated pursuant to an express provision of this Lease.  Notwithstanding the foregoing, Tenant shall have the right to pursue a cause of action against Landlord for actual damages resulting from Landlord’s default under this Lease or from the gross negligence or willful misconduct of Landlord or its agents or employees, it being understood that Tenant shall have no right to set off any such damages against the Basic Rent or Additional Rent payable under this Lease.
(b) Tenant agrees that it shall remain obligated under this Lease in accordance with its provisions and that, except as otherwise expressly provided herein, it shall not take any action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, (ii) the exercise of any remedy, including foreclosure, under any Mortgage, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, provided that if no Event of Default has occurred and is continuing, this Lease is terminated by Landlord, or by any trustee, receiver, liquidator or court, under the Federal Bankruptcy Code and Tenant is dispossessed of the Leased Premises, Tenant shall have no obligation to pay Basic Rent or any other obligation under this Lease that accrues after such termination and dispossession so long as Tenant has returned the Leased Premises in accordance with the terms of this Lease.
8. Payment of Impositions; Compliance with Legal Requirements and Insurance Requirements.
(a) (i) During the Term and subject to Tenant’s right to contest as set forth in Section 18, Tenant shall, before interest or penalties are due thereon, pay directly to the applicable third party and discharge all Impositions.  If received by Landlord, Landlord shall, within thirty (30) days of Landlord’s receipt thereof, but in any event at least five (5) Business Days prior to the due date for the related Imposition (provided that Landlord has received such bill or invoice prior to seven (7) Business Days preceding such due date) deliver to Tenant any bill or invoice with respect to any Imposition.  If Landlord fails to timely deliver a bill or invoice for Impositions hereunder, Landlord shall be responsible for any penalties, late charges or other expenses incurred by Tenant if Tenant is unable to timely pay such Impositions as a result of such delay.  Tenant (and Landlord, if required) shall notify the applicable taxing authority that all invoices for property taxes and similar taxes should be sent directly to Tenant, to the extent permitted by Applicable Laws.  Any payments required to be made by Tenant pursuant to this Section 8 that are not allowed to be paid directly to the appropriate Governmental Authority or such other Person to whom such payment is due shall be made directly to Landlord and Landlord shall make such payment to the appropriate Governmental Authority or other Person.
(ii) In the event that any assessment against the Leased Premises may be paid in installments, Tenant shall have the option to pay such assessment in installments; and in such event, Tenant shall be liable only for those installments which become due and payable during the Term.  Tenant shall prepare and file all tax reports required by Governmental Authorities which relate to the Impositions.  Tenant shall deliver to Landlord, (1) within ten (10) days after Landlord’s written request therefor, receipts for the payments of all property taxes related to the Leased Premises and (2) within twenty (20) days after Landlord’s written request therefor, copies of all settlements and notices pertaining to the Impositions which may be issued by any Governmental Authority and receipts for payments of all other Impositions made during each calendar year of the Term.
(b) Tenant shall promptly comply with and conform to all of the Legal Requirements and Insurance Requirements.
(c) If any report, return or statement (a “Filing”) is required to be filed with respect to any Imposition payable by Tenant hereunder, Tenant shall, if permitted by Applicable Laws to do so, timely file or cause to be filed such Filing with respect to such Imposition and shall promptly, upon Landlord’s written request therefor, provide notice of such Filing to Landlord (except for any such Filing that Landlord has notified Tenant in writing that Landlord intends to file) and will (if ownership of the Leased Premises or any part thereof or interest therein is required to be shown on such Filing) show the ownership of the Leased Premises in the name of Landlord and send a copy of such Filing to Landlord.  If Tenant is not permitted by Applicable Laws to file any such Filing, Tenant will promptly notify Landlord of such requirement and prepare and deliver to Landlord a proposed form of such Filing and such information as is within Tenant’s reasonable control or access with respect to such Filing within a reasonable time, and in all events at least twenty (20) days, prior to the time such Filing is required to be filed.  Tenant shall hold Landlord harmless from and against any liabilities, including, but not limited to penalties, additions to tax, fines and interest, arising out of any insufficiency or inaccuracy in any such Filing, if such insufficiency or inaccuracy is attributable to Tenant, it being understood that Tenant shall have no liability hereunder with respect to any failure of Landlord to timely file any Filing that Tenant has provided to Landlord pursuant to the second sentence of this subsection (c) or for any insufficiency or inaccuracy in any Filing if such insufficiency or inaccuracy is attributable to Landlord.
(d) Notwithstanding anything herein to the contrary, any obligations of Tenant under the provisions of this Section 8 that accrue prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier the termination of this Lease for a period of two (2) years.
9. Liens; Recording and Title.
(a) Subject to the Tenant’s right to contest as set forth in Section 18, Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge, any Lien on the Leased Premises, the Basic Rent or any Additional Rent, other than the Permitted Encumbrances and any mortgage, Lien or other charge created by or resulting from any act of Landlord or those claiming by, through or under Landlord (except Tenant).  Notice is hereby given that Landlord shall not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Leased Premises through or under Tenant, and that no mechanic’s or other Liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Leased Premises.
(b) Each of Landlord and Tenant shall execute, acknowledge and deliver to the other a written Memorandum of this Lease to be recorded in the appropriate land records of the jurisdiction in which the Leased Premises is located, in order to give public notice and protect the validity of this Lease.  In the event of any discrepancy between the provisions of such recorded Memorandum of this Lease and the provisions of this Lease, the provisions of this Lease shall prevail.
(c) Nothing in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement which may create, give rise to, or be the foundation for, any right, title, interest or Lien in or upon the estate of Landlord in the Leased Premises, other than an assignment or a sublease, in either case, as permitted under the provisions of Section 17.
10. Indemnification.
(a) Subject to Section 10(e) below, Tenant agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims, whether asserted prior to, during or after the Term, that may be suffered, imposed on or asserted against any Indemnitee (including any Claims resulting from any Indemnitee’s ordinary negligence) arising, directly or indirectly, out of (i) the operation, possession, use, leasing, sub-leasing, non‑use, maintenance, modification, alteration, construction, reconstruction, restoration, condition, design or replacement of the Leased Premises (or any portion thereof), (ii) any Record Agreement, (iii) patent, trademark or copyright infringement and latent or other defects, whether or not discoverable, (iv) the non-compliance of the Leased Premises with Applicable Laws and any other liability under Applicable Laws related to the Leased Premises or this Lease (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation, now or hereafter existing, of any Environmental Laws), (v) this Lease or any modification, amendment or supplement hereto, (vi) any default by Tenant under this Lease, (vii) the business and activities of Tenant or of any other Person on or about the Leased Premises (whether as an invitee, subtenant, licensee, contractor, employee or otherwise), and (viii)  the actual or alleged presence, use, storage, generation or Release of any Hazardous Materials on, under, from, to or at the Leased Premises or any portion thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation), in each case whether prior to or during the Term, including the cost of assessment, containment and/or removal of any such Hazardous Materials, the cost of any actions taken in response to a Release of any such Hazardous Materials so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Leased Premises, or the operation thereof (or any surrounding areas for which Tenant or Landlord has any legal liability or obligation).  Notwithstanding the foregoing, nothing herein shall be construed to obligate Tenant to indemnify, defend and hold harmless any Indemnitee from and against any Claims imposed on or incurred by such Indemnitee to the extent such Claims arise by reason of (i) any Indemnitee’s willful misconduct or gross negligence, (ii) any Liens and liabilities created by Landlord on the Leased Premises or that arise from Landlord’s failure to pay any Taxes, in each case for which Tenant is not responsible under this Lease, or (iii) events or circumstances that occur after the expiration or termination of this Lease and the return of the Leased Premises in accordance with this Lease.
(b) In case any Claim shall be made or brought against any Indemnitee, such Indemnitee shall give prompt written notice thereof to Tenant; provided that failure to so notify Tenant shall not reduce Tenant’s obligations to indemnify any Indemnitee hereunder except to the extent such failure adversely affects Tenant’s rights to defend such Claim.  Tenant shall be entitled, at its expense, acting through counsel selected by Tenant (and reasonably satisfactory to such Indemnitee), to assume and control the negotiation, litigation and/or settlement of any such Claim; if Tenant does not assume the negotiation, litigation and settlement of such Claim, then Indemnitee may so assume such negotiation, litigation and settlement, at Tenant’s expense.  Such Indemnitee may (but shall not be obligated to) participate at its own expense and with its own counsel in any proceeding conducted by Tenant in accordance with the foregoing, in which case Tenant shall keep such Indemnitee and its counsel fully informed of all proceedings and filings.  Notwithstanding the foregoing, Tenant shall not be entitled to assume and control the defense of any Claim if (i) an Event of Default has occurred and is continuing, (ii) the proceeding involves possible imposition of any criminal liability or penalty or unindemnified civil penalty on such Indemnitee, (iii) the proceeding involves the granting of injunctive relief against the Indemnitee not related to this Lease, (iv) a significant counterclaim is available to the Indemnitee that would not be available to and cannot be asserted by Tenant or (v) Tenant has not acknowledged to such Indemnitee in writing that such Claim is fully covered by Tenant’s indemnity set forth herein.
(c) Upon payment in full of any Claim by Tenant pursuant to this Section 10 to or on behalf of an Indemnitee, Tenant, without any further action, shall be subrogated to any and all Claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense or claims against another Indemnitee for which Tenant would have indemnity obligations hereunder) to the extent of such payment, and such Indemnitee shall execute such instruments of assignment and conveyance and other documents as may be necessary to preserve any such Claims and otherwise reasonably cooperate with Tenant to enable Tenant to pursue such Claims.  In no event shall Tenant settle or compromise any Claim against any Indemnitee if such settlement or compromise does not contain a full release of such Indemnitee or admits culpability on the part of such Indemnitee, unless such Indemnitee otherwise consents in writing.
(d) Subject to Section 10(e) below, Landlord agrees to assume liability for, and to indemnify, protect, defend, save and keep harmless Tenant from and against all Claims, occurring during the Term, that may be suffered, imposed on or asserted against Tenant as a result of any failure on the part of Landlord to perform or comply with any of the terms of this Lease after expiration of all applicable notice and cure periods hereunder, except to the extent any such Claims arise from, or are caused by, the gross negligence or willful misconduct of, or breach of this Lease by, Tenant.
(e) Notwithstanding anything to the contrary set forth in this Lease, to the fullest extent permitted by Law, neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to the property of the releasing party to the extent the loss or damage is paid by insurance carried by the releasing party even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees.  Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver.  Each party shall pay any additional expense, if any, for obtaining such waiver.
(f) The obligations of Tenant and Landlord under this Section 10 shall survive any termination or expiration of this Lease.
11. Maintenance and Repair.
(a) Tenant shall at all times from and after the Closing Date, put, keep and maintain the Leased Premises (including, without limitation, the roof, landscaping, walls, footings, foundations, parking areas, driveways and structural components of the Leased Premises) in the same (or better) condition and order of repair as exists as of the Closing Date, except for ordinary wear and tear, and shall promptly make all repairs and replacements of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with the Leased Premises in order to keep and maintain the Leased Premises in the order and condition required by this Section 11(a).  Tenant shall do, or cause others to do, all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon the Leased Premises, whether or not Landlord shall, by reason of any Legal Requirements or Insurance Requirements, be required to take such action or be liable for failure to do so.  LANDLORD SHALL NOT BE REQUIRED TO MAKE ANY REPAIR, WHETHER FORESEEN OR UNFORESEEN, OR TO MAINTAIN THE LEASED PREMISES OR ADJOINING PROPERTY IN ANY WAY, AND TENANT HEREBY EXPRESSLY WAIVES THE RIGHT TO MAKE REPAIRS AT THE EXPENSE OF THE LANDLORD, WHICH RIGHT MAY BE PROVIDED FOR IN ANY LAW NOW OR HEREAFTER IN EFFECT.  Nothing in the preceding sentence shall be deemed to preclude Tenant from being entitled to insurance proceeds or condemnation awards for Restoration pursuant to Sections 13(c) and 14(g).  Tenant shall, in all events, make all repairs for which it is responsible hereunder promptly (but in any event shall commence such repairs within thirty (30) days of the date Tenant becomes aware that such repairs are necessary, or, in the event of a Restoration pursuant to Section 13(c) or 14(g), within thirty (30) days of the date insurance proceeds or a condemnation award has been paid to the Trustee (it being understood that Tenant shall take such steps as are reasonably necessary to protect and preserve the integrity and safety of the Leased Premises pending such payment) and shall diligently pursue such repairs to completion), and all repairs shall be made in a good, proper and workmanlike manner.
(b) In the event that any Improvement shall violate any Legal Requirements or Insurance Requirements, then Tenant, at the written request of Landlord, shall either (i) obtain valid and effective variances, waivers or settlements of all claims, liabilities and damages resulting from each such violation, whether the same shall affect Landlord, Tenant or both (or in the case of a violation of Insurance Requirements, obtain new coverage where there is no violation of any Insurance Requirements), or (ii) take such action as shall be necessary to remove such violation, including, if necessary, the making of an Alteration.  Any such repair or Alteration shall be made in conformity with the provisions of Section 12.
(c) If Tenant shall be in default under any of the provisions of this Section 11, Landlord may, thirty (30) days after Tenant’s receipt of written notice of default and failure of Tenant to commence to cure during such period or to diligently pursue such cure to completion, but without notice in the event of an emergency, do whatever is necessary to cure such default as may be appropriate under the circumstances for the account of, and at the expense of, Tenant.  In the event of an emergency Landlord shall notify Tenant of the situation by phone or other available communication and shall give Tenant as much time as is reasonably practicable (not to exceed thirty (30) days) before acting independently to cure such default.  All reasonable sums so paid by Landlord and all reasonable out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the Default Rate from the date of payment or incurring the expense, shall constitute Additional Rent payable by Tenant under this Lease.
(d) Tenant shall from time to time replace with Replacement Equipment any of the Equipment that shall have become, in Tenant’s commercially reasonable judgment , worn out or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Section 13, or been lost, stolen, damaged or destroyed as provided in Section 14.  Tenant shall repair at its sole cost and expense all damage to the Leased Premises caused by the removal of Equipment or other personal property of Tenant or the installation of Replacement Equipment.  All Replacement Equipment (except for Trade Fixtures) shall become the property of Landlord, shall be free and clear of all Liens and rights of others and shall become a part of the Equipment as if originally demised herein.
12. Alterations.
(a) Tenant shall have the right, without obtaining the consent of Landlord, to (i) make any Alteration(s) to the Leased Premises that are not Structural Alterations and the cost of which does not exceed the Threshold Amount, in the aggregate, in any calendar year, and (ii) install additional and/or relocate existing racking and inline sprinkler systems in the Leased Premises, the cost of which shall not be included when calculating the Threshold Amount for purposes of Tenant’s right to make any other Alterations; provided, in each case, that, Tenant complies with clause (c) of this Section 12.  Promptly after written request by Landlord, given not more than once in any calendar year, Tenant shall provide to Landlord a list, in reasonable detail, of all of the material Alterations that Tenant has made since the date of the most recent such list provided by Tenant to Landlord (or since the Closing Date in the case of the first such request).
(b) Upon at least 30 days’ prior written notice to Landlord, Tenant shall have the right to (i) make any Alteration(s) to the Leased Premises that are Structural Alterations and/or the cost of which exceeds the Threshold Amount, in the aggregate, in any calendar year and (ii) to install solar panels on the roof of the Premises, the cost of which shall not be included when calculating the Threshold Amount for purposes of Tenant’s right to make any other Alterations; provided, in each case that (A) no Event of Default has occurred and is then continuing, (B) Tenant complies with clause (c) of this Section 12, and (C) prior to making any such Alteration(s), Tenant shall provide Landlord with the plans and specifications, estimated budget and proposed schedule of construction with respect thereto and Landlord shall have consented to such Alterations, which consent shall not be unreasonably withheld.
(c) In connection with any Alteration:  (i) the structural integrity of the Leased Premises shall not be impaired, and the fair market value of the Leased Premises shall not be materially lessened, after the completion of any such Alteration; (ii) all such Alterations shall be performed in a good and workmanlike manner, and shall be expeditiously completed in compliance with all Legal Requirements and Insurance Requirements; (iii) no such Alteration shall cause the Leased Premises to fail to comply with Section 4, (iv) Tenant shall promptly pay all costs and expenses of any such Alteration and shall discharge all Liens filed against the Leased Premises arising out of the same; (v) Tenant shall procure and pay for all permits and licenses required in connection with any such Alteration; (vi) Tenant shall not, without obtaining Landlord’s prior consent (which consent may be granted or withheld in Landlord’s sole discretion), incur any debt with respect to such Alteration that results in any mortgage or other encumbrance on the Leased Premises or any part thereof, and (vii) in the case of any Alteration the estimated cost of which in any one instance exceeds the Threshold Amount, such Alterations shall be made under the supervision of an architect or engineer and in accordance with plans and specifications which shall be submitted to Landlord prior to the commencement of the Alterations.  In particular, in the case of the installation of any solar panels on the roof, such installation shall not void or impair any then applicable roof warranty, unless Tenant purchases or otherwise obtains an overburden or extended warranty in connection with such installation.  In the event of any Structural Alterations which alter the footprint of the Improvements, promptly after Landlord’s request, upon completion of such Alterations which alter the footprint of the Improvements, Tenant, at Tenant’s expense, shall deliver to Landlord an updated as-built ALTA survey of the Leased Premises certified to Landlord.
(d) All Alterations shall, upon the expiration or earlier termination of this Lease become the property of Landlord, without any further act.  To the extent permitted by the Code and by any applicable state tax laws and regulations, Tenant shall be entitled to the tax benefits, if any, with respect to any Alterations made by Tenant at Tenant’s expense until such time as such Alterations become the property of Landlord pursuant to the foregoing sentence.
(e) In the event that Tenant desires to construct an Alteration that constitutes an Expansion, Tenant may request that Landlord provide the funding for such Expansion.  Landlord shall notify Tenant within thirty (30) days of receiving such request, the information with respect to the Expansion described in clause (C) of paragraph (b) above and such other information with respect to the Expansion as Landlord shall reasonably request whether or not Landlord, in its sole discretion, is willing to provide such funding and, if so, the material terms and conditions, including the increase in Basic Rent, that would be applicable thereto.  In the event that Landlord declines to provide such funding, or Landlord and Tenant cannot reach agreement on the terms for such funding, Tenant may fund the cost of the Expansion itself provided that all of the conditions for such Expansion set forth above, including Landlord’s consent thereto, have been satisfied, it being understood that any Expansion shall also constitute an Alteration and shall be subject to all of the provisions of this Section 12.
13. Condemnation.
(a) Each of Landlord and Tenant, promptly upon obtaining knowledge of the institution of any proceeding for Condemnation, shall notify the other party thereof and each of Landlord and Tenant shall be entitled, at its sole cost and expense, to participate in any Condemnation proceeding.  Subject to the provisions of this Section 13 and Section 15, Tenant hereby irrevocably assigns to Landlord any award or payment in respect of any Condemnation of the Leased Premises or any part thereof, except that (except as hereinafter provided) nothing in this Lease shall be deemed to assign to Landlord any Tenant’s Award to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, it being agreed, however, that Tenant shall in no event be entitled to any payment that reduces the award to which Landlord is or would be entitled for the condemnation of Landlord’s interest in the Leased Premises.
(b) If (I) the entire Leased Premises, (II) a material portion of the Land or the Improvements or any means of ingress, egress or access to the Leased Premises, the loss of which even after restoration would, in Tenant’s reasonable business judgment, be substantially and materially adverse to the business operations of Tenant at the Leased Premises, or (III) any means of ingress, egress or access to the Leased Premises which does not result in at least one method of ingress and egress to and from the Leased Premises remaining that is sufficient for Tenant’s use thereof and that meets all existing Legal Requirements, as determined by Tenant in its reasonable discretion, shall be the subject of a Taking by a duly constituted authority or agency having jurisdiction, then Tenant may, not later than ninety (90) days after such Taking has occurred, serve a Tenant’s Termination Notice upon Landlord, in which case this Lease shall terminate on the applicable Termination Date and Landlord shall be entitled to receive and retain the entire Net Award.
(c) (i) In the event of a Condemnation of any part of the Leased Premises which does not result in a termination of this Lease, promptly after the Net Award with respect to such Condemnation has been paid by the related authority to the Trustee, Tenant, to the extent Restoration of the Leased Premises is practicable and subject to Section 13(c)(ii)and Section 15, shall commence and diligently continue to completion such Restoration.
(ii) Upon the payment to the Trustee of the Net Award of a Taking which falls within the provisions of this Section 13(c), the Trustee shall, to the extent received, make the Net Award available to Tenant for Restoration in accordance with the provisions of Section 15.  The proceeds remaining after the completion of, and payment for, the Restoration, if any, shall be retained by Landlord.  In the event of any such partial Condemnation, all Basic Rent and Additional Rent shall continue unabated and unreduced.
(iii) In the event of a Requisition of the Leased Premises Landlord shall apply the Net Award of such Requisition received by Landlord to the installments of Basic Rent or Additional Rent thereafter payable and Tenant shall pay any balance remaining thereafter.  Upon the expiration of the Term, any portion of such Net Award which shall not have been previously credited to Tenant on account of the Basic Rent and Additional Rent shall be retained by Landlord.
(d) No agreement with any condemnor in settlement of or under threat of any Condemnation shall be made by either Landlord or Tenant without the written consent of the other, and of the Lenders, if the Leased Premises are then subject to a Mortgage, which consent shall not be unreasonably withheld, provided that if an Event of Default has occurred and is then continuing or Tenant has served a Tenant’s Termination Notice, then Tenant’s consent shall not be required.
14. Insurance.
(a) Tenant shall maintain, during the Term at its sole cost and expense, the following insurance on the Leased Premises:
(i) Insurance against loss of or damage to the Improvements and the Equipment under an ISO special form or broader coverage insurance policy, which shall include coverage against all risks of direct physical loss or damage (which shall include windstorm and earthquake insurance and flood insurance if the Leased Premises is located within either a Special Flood Hazard Area or a Non-Special  Flood Hazard Area as determined by FEMA flood zone ratings of A or V).  Such insurance shall also include (A) ordinance and law coverage (hazards A, B and C, with limits for A of not less than replacement cost and limits for B and C not less than $1,000,000 in the aggregate) and (B) a condition that permits the insured to elect to rebuild on another site (it being understood that Tenant may not rebuild at another site without Landlord’s prior written approval, which approval shall not be unreasonably withheld, but which may be conditioned, among other things, on the fulfillment of certain reasonable conditions precedent).  Such insurance shall be in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies, and in any event in amounts not less than the actual replacement cost of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements that are not insurable).  Such insurance policies may contain reasonable exclusions and deductible amounts, all in accordance with industry standards.
(ii) Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises, which insurance shall (A) be written on an “Occurrence Basis”, and shall provide minimum protection with a combined single limit in an amount not less than the greater of (x) $5,000,000 or (y) the aggregate amount of such insurance carried by prudent owners or operators of similar commercial properties, for bodily injury, death and property damage in any one occurrence and (B) include premises and operations liability coverage, products and completed operations liability coverage, and blanket contractual liability coverage.  In addition, Tenant shall maintain auto liability insurance in an amount not less than $1,000,000.
(iii) Workers’ compensation insurance covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about the Leased Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises.
(iv) Boiler and machinery coverage on a comprehensive form in an amount not less than the actual replacement cost of the Improvements and Equipment (excluding footings and foundations and other parts of the Improvements which are not insurable).
(v) Business interruption insurance (A) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence, (B) containing an indemnity coverage extension which provides that after the physical loss to the Leased Premises has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of twelve months, whichever occurs first, and (C) in an amount not less than the amount carried by prudent owners or operators of similar properties.
(vi) Whenever Tenant shall be engaged in making any Alteration, repairs or construction work of any kind (collectively, “Work”) for which the estimated cost exceeds the Threshold Amount, completed value builder’s risk insurance and worker’s compensation insurance or other adequate insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.
(vii) Such additional and/or other insurance with respect to the Leased Premises and in such amounts as are reasonably requested by Landlord or a Lender.
(b) The insurance required by Section 14(a) shall be written by companies having an A.M. Best Insurance Reports rating of not less than “A-” and a financial size category of at least “VIII”, and all such companies shall be authorized to do an insurance business in the State, or otherwise agreed to by Landlord.  The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof.  The general liability insurance shall name Landlord, Tenant, and, if a Mortgage is then in effect, the Trustee and each Lender as additional insured parties, as their respective interests may appear; the casualty insurance shall name Landlord (or, if directed by Landlord to Tenant, the Trustee) as loss payee.  If said insurance or any part thereof shall expire, be withdrawn, become void by breach of any condition thereof by Tenant or become void or unsafe by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and, if a Mortgage is then in place, the Lenders.
(c) Each insurance policy referred to in clauses (i), (iv) and (vi) of Section 14(a), shall contain standard non-contributory mortgagee clauses in favor of each Lender and the Trustee.  Each of the policies required by Section 14(a) shall state that if at any time the policies are to be cancelled, or their coverage is to be reduced (by any party including the insured), the insurer will endeavor to mail thirty (30) days’ (10 days’ in the event of non-payment of the premium) written notice to the additional insureds and/or loss payee named in such policies.  Each policy shall also provide that any losses otherwise payable thereunder shall be payable notwithstanding (i) any act, omission or neglect of Landlord, Tenant or any other Person which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, or (ii) the occupation or use of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy.  Tenant hereby waives any and every claim for recovery from the Lenders and Landlord, and Landlord hereby waives any and every claim for recovery from Tenant, for any and all loss or damage covered by any of the insurance policies to be maintained under this Lease to the extent that such loss or damage is recovered by Tenant, Lenders or Landlord, respectively, under any such policy.  If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), Tenant (or other appropriate party) shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.
(d) Tenant shall pay as they become due all premiums for the insurance required by this Section 14, shall renew or replace each policy, and shall deliver to Landlord a certificate or other evidence (on an ACORD 28 (2003/10) form, in the case of property insurance, and on ACORD 25 (2001/08), in the case of liability insurance, and otherwise reasonably satisfactory to Landlord) of the existing policy and such renewal or replacement policy at least two Business Days prior to the Insurance Expiration Date of each policy.  In the event of Tenant’s failure to comply with any of the foregoing requirements of this Section 14 within three (3) Business Days of the giving of written notice by Landlord to Tenant (or on the date any required insurance coverage will lapse, if sooner), Landlord shall be entitled to procure such insurance.  Any sums expended by Landlord in procuring such insurance shall be Additional Rent and shall be repaid by Tenant promptly upon written demand therefor by Landlord.
(e) Anything in this Section 14 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Section 14(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 14.  In the event any such insurance is carried under a blanket policy, Tenant shall deliver to Landlord evidence of the issuance and effectiveness of the policy, the amount and character of the coverage with respect to the Leased Premises and the presence in the policy of provisions of the character required in the above sections of this Section 14.
(f) In the event of any property loss (excluding, for the avoidance of doubt, Trade Fixtures) exceeding the Threshold Amount, Tenant shall give Landlord prompt notice thereof.  Tenant shall adjust, collect and compromise any and all claims, provided that Tenant will consult with and involve Landlord in the process of adjusting any insurance claims under this Section 14 and Landlord’s consent shall be required for any claim that exceeds the Threshold Amount, which consent will not be unreasonably withheld or delayed.  If the estimated cost of Restoration or repair shall be an amount equal to the Threshold Amount or less, all proceeds of any insurance required under clauses (i), (iv) and (v) of Section 14(a) shall be payable to Tenant.  Except as expressly set forth below, in the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term shall nevertheless continue and there shall be no abatement or reduction of Basic Rent or Additional Rent.  The Net Proceeds of all insurance payments for property losses exceeding the Threshold Amount shall be paid to the Trustee, and the Trustee shall make the Net Proceeds available to Tenant for restoration in accordance with the provisions of Section 15.  Subject to Section 14(g), Tenant shall, whether or not the Net Proceeds are sufficient for the purpose, but provided that the Trustee makes such Net Proceeds available to Tenant, promptly and diligently repair or replace the Improvements and Equipment in accordance with the provisions of Section 15.  In the event that any damage or destruction shall occur at such time as Tenant shall not have maintained third-party insurance in accordance with Section 14(a)(i), (iv) and (vi), Tenant shall pay to the Trustee Tenant’s Insurance Payment.  Notwithstanding anything herein to the contrary, all proceeds of any business interruption insurance maintained by Tenant shall be payable directly to Tenant.
(g) If a casualty occurs during the last two (2) years of the Initial Term or during any Renewal Term and the cost of Restoration with respect thereto exceeds sixty percent (60%) or more of the replacement cost of the Leased Premises, then Tenant may, at Tenant’s option, not later than ninety (90) days after such casualty has occurred, serve a Tenant’s Termination Notice upon Landlord, in which case this Lease and the Term hereof shall terminate on the Termination Date specified in the Termination Notice; and in such event Tenant shall have no obligation to commence or complete the Restoration and all of the insurance proceeds payable in connection with the casualty (other than Tenant’s business interruption insurance proceeds) shall be paid to, and Tenant shall pay the amount of any applicable deductible with respect to such casualty insurance to, the Trustee.
15. Restoration.  The Restoration Fund shall be disbursed by the Trustee in accordance with the following conditions:
(a) If the cost of Restoration will exceed the Threshold Amount, prior to commencement of the Restoration the architects, general contractor(s), and plans and specifications for the Restoration shall be approved by Landlord, which approval shall not be unreasonably withheld, and which approval shall be granted to the extent that the plans and specifications depict a Restoration which is substantially similar to the Improvements and Equipment which existed prior to the occurrence of the casualty or Taking, whichever is applicable.  Landlord will not withhold its consent for variations to the Improvements required as a result of then-current zoning and building code requirements.
(b) At the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s Liens shall have been filed and remain undischarged or unbonded or for which Tenant shall fail to provide affirmative title insurance coverage.
(c) Disbursements shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) reasonably satisfactory evidence, including architects’ certificates of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts and the plans and specifications, (2) partial releases of Liens or conditional Lien waivers, and (3) other reasonable evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of mechanics’ Lien claims.
(d) Each request for disbursement shall be sent by Tenant to Landlord and to the Trustee, accompanied by a certificate of Tenant describing the work, materials or other costs or expenses for which payment is requested and stating (i) the cost incurred in connection therewith, (ii) that no Event of Default exists and no mechanics’ or materialmen’s Liens shall have been filed and remain undischarged or unbonded, and (iii) that Tenant has not previously received payment for such work or expense; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work that is the subject of the request for disbursement has been substantially completed and complies with the applicable requirements of this Lease.  The Trustee shall not release funds from the Restoration Fund unless and until it has received a written authorization from Landlord approving such release, which Landlord agrees to promptly give if Tenant has satisfied all of the requirements set forth in this Section 15 in connection with such release. If such proceeds are not made available to Tenant despite Tenant’s compliance with such procedures, Tenant shall have no obligation to restore the Leased Premises until such time as such proceeds are made available to Tenant.
(e) The Trustee shall retain a commercially reasonable retainage amount (but in no event less than 5% of the expected repair cost, other than general conditions) until the Restoration is 50% complete.
(f) The Restoration Fund shall be held by the Trustee and shall be invested in Permitted Investments as directed by Tenant.  All interest shall become a part of the Restoration Fund.
(g) At all times the undisbursed balance of the Restoration Fund held by the Trustee, plus any funds contributed thereto by Tenant, at its option, shall be not less than the cost of completing the Restoration (as reasonably estimated by Tenant, provided that Tenant shall provide to Landlord the basis for such estimate, in reasonable detail, promptly after Landlord’s written request therefor), free and clear of all Liens.  Prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as reasonably determined by a contractor or architect mutually selected by Landlord and Tenant, exceeds the amount of the Net Proceeds or the Net Award, as applicable, and Tenant’s Insurance Payment available for such Restoration, either, at Tenant’s option and determination, the amount of such excess shall be paid by Tenant to the Trustee to be added to the Restoration Fund or Tenant shall fund at its own expense the costs of such Restoration until the remaining Restoration Fund is sufficient for the completion of the Restoration.  Any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of Restoration with respect to a casualty shall be paid to Tenant; any portion of a Net Award remaining after completion of Restoration with respect to a Taking shall be paid to Landlord.
16. Subordination to Financing.
(a) (i) Subject to the provisions of Section 16(a)(ii), Tenant agrees that this Lease shall at all times be subject and subordinate to the Lien of the Mortgage, if any.
(ii) Except as expressly provided in this Lease by reason of the occurrence of an Event of Default, and as a condition to the subordination described in Section 16(a)(i) above, Tenant’s tenancy and Tenant’s rights under this Lease shall not be disturbed, terminated or otherwise adversely affected, nor shall this Lease be affected, by the existence of, or any default under, a Mortgage, and in the event of a foreclosure or other enforcement of a Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale shall be bound to Tenant for the Term of this Lease, the rights of Tenant under this Lease shall expressly survive and this Lease shall in all respects continue in full force and effect so long as no Event of Default has occurred and is continuing.  Tenant shall not be named as a party defendant in any such foreclosure suit, except as may be required by law.  Any Mortgage to which this Lease is now or hereafter subordinate shall provide, in effect, that during the time this Lease is in force and no Event of Default has occurred and is then continuing hereunder, insurance proceeds and any condemnation award shall be disbursed pursuant to the provisions of this Lease.
(b) Notwithstanding the provisions of Section 16(a), the holder of the Mortgage to which this Lease is subject and subordinate shall have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.
(c) At any time prior to the expiration of the Term, Tenant agrees, at the election and upon written demand of any owner of the Leased Premises, or of a Lender who has granted non-disturbance to Tenant pursuant to Section 16(a) above, to attorn, from time to time, to any such owner or Lender, upon the terms and conditions of this Lease, for the remainder of the Term.  The provisions of this Section 16(c) shall inure to the benefit of any such owner or Lender, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.
(d) Each of Tenant and Landlord agrees that, if requested by the other or by any Lender, each shall (and Landlord shall cause each Lender), without charge, enter into a Subordination, Non-Disturbance and Attornment Agreement, in substantially the form attached hereto as Exhibit C or such other commercially reasonable form reasonably requested by a Lender and reasonably acceptable to Landlord and Tenant, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of Section 16(a); the party requested to enter into a Subordination, Non-Disturbance and Attornment Agreement shall respond promptly, but in any event within ten (10) Business Days after receipt of the requested form of such agreement, with any comments thereto and, provided that such Subordination, Non-Disturbance and Attornment Agreement is in substantially the form attached hereto as Exhibit C or is otherwise reasonably acceptable to such party, thereafter shall promptly execute and deliver such agreement.
17. Assignment, Subleasing.
(a) Tenant may assign its interest in this Lease and may sublet the Leased Premises in whole or in part, from time to time, to any Affiliate of Tenant without the consent of Landlord and to any other Person with the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Tenant shall have no rights to mortgage or otherwise hypothecate its leasehold interest under this Lease.
(b) Each sublease of the Leased Premises or any part thereof shall be subject and subordinate to the provisions of this Lease.  No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, which shall remain the primary obligations of Tenant, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made.  No assignment or sublease shall impose any obligations on Landlord under this Lease except as otherwise provided in this Lease.  Tenant agrees that in the case of an assignment of this Lease, Tenant shall, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord (i) a copy of such assignment in form reasonably acceptable to Landlord and (ii) an agreement executed and acknowledged by the assignee in form reasonably acceptable to Landlord wherein the assignee shall agree to assume and to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment.  In the case of a sublease, Tenant shall, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord a copy of such sublease.
(c) Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right to collect and enjoy all rents and other sums of money payable under any sublease of the Leased Premises, which rents and other sums shall be applied to Tenant’s outstanding obligations under this Lease (and any excess shall be paid to Tenant unless and until this Lease is terminated) and Tenant hereby unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.  At such time, if any, as the Event of Default is cured, Landlord’s right to collect such rents and other sums pursuant to the foregoing sentence shall terminate until such time, if any, as another Event of Default occurs.
18. Permitted Contests.
(a) So long as no Event of Default has occurred and is continuing Tenant shall not be required to (i) pay any Imposition, (ii) comply with any Legal Requirement, (iii) discharge or remove any Lien referred to in Section 9 or 12, or (iv) take any action with respect to any violation referred to in Section 11(b) so long as Tenant shall contest, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Imposition or Lien so contested, (B) the sale, forfeiture or loss of the Leased Premises, any Basic Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of any such Legal Requirement or by any such violation, (C) any interference with the use or occupancy of the Leased Premises, (D) any interference with the payment of any Basic Rent or any Additional Rent, and (E) the cancellation of any insurance policy required to be maintained under this Lease.  Landlord shall fully cooperate with Tenant in connection with any such contest at Tenant’s sole cost and expense.  During any contest meeting the standards set forth in this Section 18, Landlord shall not, during the pendency of such legal or other proceeding or contest, pay or discharge any Impositions on the Leased Premises, or tax lien or tax title pertaining thereto, provided Landlord may do so in order to stay a sale, loss or forfeiture of the Leased Premises or any Basic Rent.  Any refund obtained by Tenant shall be paid first to Tenant to the extent of its costs and expenses of such contest and on account of any portion of the Impositions so refunded which were previously paid by Tenant.
(b) In no event shall Tenant pursue any contest with respect to any Imposition, Legal Requirement, Lien, or violation, referred to above in such manner that exposes Landlord or any Lender to (i) criminal liability, penalty or sanction, (ii) any civil liability, penalty or sanction for which Tenant has not made provisions reasonably acceptable to Landlord and Lenders (which may include the requirement to post a bond therefor) or (iii) defeasance of its interest (including the subordination of the Lien of the Mortgage to a Lien to which such Mortgage is not otherwise subordinate prior to such contest) in the Leased Premises.
(c) Tenant agrees that each such contest shall be promptly and diligently prosecuted to a final conclusion, except that Tenant shall have the right to attempt to settle or compromise such contest through negotiations.  If requested by Landlord, Tenant shall deliver a bond, cash collateral or other surety in an amount sufficient to discharge any Lien of record related to such contest during the pendency thereof.  Tenant shall pay and save each Indemnitee harmless against any and all actual, out-of-pocket losses, judgments, decrees and costs (including all reasonable attorneys’ fees and expenses) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof.
19. Conditional Limitations; Default Provisions.
(a) If any Event of Default shall have occurred, Landlord shall have the right at its option, then or at any time thereafter, to do any one or more of the following without demand upon or notice to Tenant:
(i) Landlord may give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice (which date shall be no sooner than fifteen (15) Business Days after the date of the notice); provided that Tenant has not cured all Events of Default prior to the date specified in Landlord’s notice, the Term and the estate hereby granted and all rights of Tenant hereunder shall expire and terminate as if such date were the date hereinabove fixed for the expiration of the Term, but Tenant shall remain liable for all its obligations hereunder through the date hereinabove fixed for the expiration of the Term, including its liability for Basic Rent and Additional Rent as hereinafter provided in Sections 19(b) and (c).
(ii) Landlord may, whether or not the Term of this Lease shall have been terminated pursuant to clause (i) above, give Tenant written notice to surrender the Leased Premises to Landlord on a date specified in such notice (which date shall be no sooner than fifteen (15) Business Days after the date of the notice), at which time Tenant shall surrender and deliver possession of the Leased Premises to Landlord and shall remove the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord in accordance with Section 23(a).  Upon or at any time after taking possession of the Leased Premises, Landlord may remove any persons or property therefrom.  Landlord shall be under no liability for or by reason of any such entry, repossession or removal.  No such entry or repossession shall be construed as an election by Landlord to terminate this Lease unless Landlord gives a written notice of such intention to Tenant pursuant to clause (i) above.
(iii) After repossession of the Leased Premises pursuant to clause (ii) above, whether or not this Lease shall have been terminated pursuant to clause (i) above, Landlord may, and shall use commercially reasonable efforts to, relet the Leased Premises or any part thereof to such tenant or tenants for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) for such rent, on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its reasonable discretion, may determine; and Landlord shall collect and receive any rents payable by reason of such reletting.  The rents received on such reletting shall be applied (A) first to the reasonable and actual expenses of such reletting and collection, including without limitation reasonable attorneys’ fees and any reasonable real estate commissions paid, and (B) thereafter toward payment of all sums due or to become due Landlord hereunder.  If a sufficient amount to pay such expenses and sums shall not be realized, then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action therefor as such monthly deficiency shall arise.  Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Leased Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder.  Landlord’s re-entry and reletting of the Leased Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth above.  Landlord may make such Alterations as Landlord in its reasonable discretion may deem advisable.  Tenant agrees to pay Landlord, as Additional Rent, immediately upon demand, all reasonable expenses incurred by Landlord in obtaining possession and in reletting the Leased Premises, including fees and commissions of attorneys, architects, agents and brokers.
(iv) Landlord may exercise any other right or remedy now or hereafter existing by law or in equity.
(b) In the event of any expiration or termination of this Lease or repossession of the Leased Premises by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord Basic Rent and all Additional Rent required to be paid by Tenant to and including the date of such expiration, termination or repossession and, thereafter, Tenant shall, until the end of what would have been the Term in the absence of such expiration, termination or repossession, and whether or not the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord as, liquidated and agreed current damages:
(i)
Basic Rent and Additional Rent which would be payable under this Lease by Tenant in the absence of such expiration, termination or repossession from time to time as such Basic Rent and Additional Rent become due, less

(ii)
the net proceeds, if any, of any reletting pursuant to Section 19(a)(iii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including all reasonable repossession costs, brokerage commissions, legal expenses, attorneys’ fees, and expenses of preparation for reletting (the “Net Reletting Proceeds”), plus

(iii)	all Additional Payments paid or payable by Landlord at the time of, or in connection with, such termination or repossession.
Tenant hereby agrees to be and remain liable for all sums aforesaid and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages.  Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by limitation had there been no such Event of Default.
(c) Landlord shall be in default under this Lease if Landlord has breached or failed to perform any covenant, agreement or undertaking of Landlord under this Lease and has not commenced to cure such failure within thirty (30) days of Landlord’s receipt of Tenant’s written notice thereof and diligently and in good faith continue to cure the default until completion, or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed 180 days), provided that Landlord has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default.  In the event of a Landlord default and failure by Landlord to cure such default in the time period required pursuant to the foregoing sentence, Tenant may:  (i) (A)  perform the obligations of Landlord, in which event Landlord shall reimburse Tenant upon written demand for any reasonable and necessary costs and expenses which Tenant incurred in performing Landlord’s obligations, and, if Landlord fails to so reimburse Tenant within thirty (30) days of written demand, Tenant may (B) bring suit for damages against Landlord for any and all expenses (including reasonable attorneys’ fees) incurred by Tenant under this Section 19 and/or (ii) seek injunctive or other equitable relief against Landlord.  In no event shall Tenant have the right to terminate this Lease as a result of any default by Landlord hereunder.  No waiver by Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained.
20. Additional Rights of Landlord and Tenant.
(a) Except as may be specifically provided herein, no right or remedy conferred upon or reserved to Landlord in this Lease is intended to be exclusive of any other right or remedy; and each and every right and remedy shall be cumulative and in addition to any other right or remedy contained in this Lease.  No delay or failure by Landlord to enforce its rights under this Lease shall be construed as a waiver, modification or relinquishment thereof.  In addition to the other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions of this Lease, or to specific performance of any of the provisions of this Lease.
(b) Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, any right and privilege which it or any of them may have under any present or future law to redeem the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof.
(c) Landlord hereby waives any right to distrain or levy upon Trade Fixtures or any property of Tenant (including, without limitation, Tenant’s inventory) and any Landlord’s Lien or similar Lien upon Trade Fixtures and any other property of Tenant (including, without limitation, Tenant’s inventory).  Landlord agrees, at the request and expense of Tenant, to execute a waiver, in the form attached hereto as Exhibit E or in such other form reasonably acceptable to Landlord, of any Landlord’s or similar Lien for the benefit of any present or future holder of a security interest in or lessor of any of Trade Fixtures or any other personal property of Tenant (a “Landlord Waiver”).  Landlord agrees to review any requested form of Landlord Waiver provided by Tenant within ten (10) Business Days of receipt thereof.
(d) (i) Tenant agrees to pay to Landlord any and all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with any litigation or other action instituted by Landlord to enforce the obligations of Tenant under this Lease, to the extent that Landlord has prevailed in any such litigation or other action.  Any amount payable by Tenant to Landlord pursuant to this Section 20(d)(i) shall be due and payable by Tenant to Landlord as Additional Rent within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Landlord in such litigation or other action.
(ii) Landlord agrees to pay to Tenant any and all reasonable out-of-pocket costs and expenses incurred by Tenant in connection with any litigation or other action instituted by Tenant to enforce the obligations of Landlord under this Lease, to the extent that Tenant has prevailed in any such litigation or other action.  Any amount payable by Landlord to Tenant pursuant to this Section 20(d)(ii) shall be due and payable within thirty (30) days after a final, non-appealable judgment or decision is rendered in favor of Tenant in such litigation or other action.
21. Notices.  All notices, demands, requests and approvals pursuant to this Lease shall be in writing and shall be deemed to have been given for all purposes (i) three (3) Business Days after having been sent by United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, (ii) one (1) Business Day after having been sent for overnight delivery by a nationally recognized air courier service, (iii) on the day delivered, if personally delivered on a Business Day during business hours or (iv) for purposes of Section 6(c) only, on the day sent by electronic mail, if sent during business hours on a Business Day (or if not sent during such time, on the next Business Day) so long as receipt thereof is confirmed electronically and the same written notice is also sent by nationally recognized air courier service or messenger.

To the Addresses stated below:

 If to Landlord:

 HF Colonial Heights VA Landlord, LLC
 c/o SunTrust Equity Funding, LLC
3333 Peachtree Road, NE, 10th Floor
Atlanta, Georgia  30326
Attention:  Patrick Zepeda
Email:  patrick.zepeda@suntrust.com

If to Tenant:
Haverty Furniture Companies, Inc.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342
Attention:  Wendy Moza
Email:  wemoza@havertys.com

With a copy to:
Haverty Furniture Companies, Inc.
780 Johnson Ferry Road, Suite 800
Atlanta, Georgia 30342
Attention:  Janet E. Taylor, Esq.
Email:  jtaylor@havertys.com

and a copy to:
Jones Day
77 W Wacker Drive, Suite 3500
Chicago, IL 60601
Attention:  Brian L. Sedlak, Esq.

If any Lender shall have advised Tenant by notice in the manner aforesaid that it is the holder of a Mortgage and states in said notice its address for the receipt of notices, then simultaneously with the giving of any notice by Tenant to Landlord, Tenant shall make commercially reasonable efforts to send a copy of such Notice to Lender in the manner aforesaid.  For the purposes of this Section 21, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above.  Any notice, demand and request may be given on behalf of any party by its counsel.
22. Estoppel Certificates.  Tenant shall at any time and from time to time, upon not less than ten (10) Business Days’ prior written request by Landlord, execute and deliver an estoppel certificate in substantially the form attached hereto as Exhibit D or such other form as may be reasonably requested by Landlord.  It is intended that any such statements may be relied upon by Lenders or potential Lenders, by the recipient of such statements or their assignees and/or by any prospective purchaser or assignee of the Leased Premises or of the membership interests in Landlord.

23. Surrender and Holding Over.
(a) Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord.  Tenant shall remove from the Leased Premises on or prior to such expiration or earlier termination the Trade Fixtures and personal property which is owned by Tenant or third parties other than Landlord, and Tenant at its expense shall, on or prior to such expiration or earlier termination, repair any damage caused by such removal, provided that (i) Tenant shall not be required to remove any sprinkler systems or solar panels installed in the Leased Premises during the Term and (ii) Tenant shall only be obligated to remove the racking installed in the Leased Premises if required by Landlord pursuant to a written demand delivered to Tenant on or before the forty-fifth (45th) day prior to such expiration or earlier termination.  Trade Fixtures and personal property not so removed within thirty (30) days after the expiration or earlier termination of the Term for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises.  The cost of removing and disposing of such property (other than sprinkler systems or solar panels installed in the Leased Premises during the Term or racking installed in the Leased Premises unless required to be removed by Landlord pursuant to the second sentence of this Section 23(a)) and repairing any damage to the Leased Premises caused by such removal shall be borne by Tenant.  Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination.  Notwithstanding anything to the contrary contained in this Lease, at no time either during or after the Term shall Landlord have any rights in or with respect to Tenant’s inventory (other than the right to remove it from the Leased Premises at Tenant’s expense if Tenant has not done so within thirty (30) days after the expiration or termination of the Term, provided that such removal complies with the requirements of any Landlord Waiver, to the extent executed pursuant to Section 20(c)).
(b) Any holding over by Tenant of the Leased Premises after the expiration or earlier termination of the term of this Lease or any extensions thereof, with the consent of Landlord, shall operate and be construed as tenancy from month to month only, at one hundred twenty-five percent (125%) of the Basic Rent in effect immediately prior to such expiration or termination for the first three (3) months and at one hundred fifty percent (150%) of the Basic Rent in effect immediately prior to such expiration or termination thereafter and upon the same terms and conditions as contained in this Lease, provided that there shall be no such increase during any period which Landlord and Tenant are engaged in negotiations with one another regarding an amendment or extension of this Lease, or for a new lease for some or all of the Leased Premises.  Notwithstanding the foregoing, (i) any holding over without Landlord’s consent beyond the first three (3) months shall entitle Landlord, in addition to collecting Basic Rent at the rate set forth in the previous sentence, to exercise all rights and remedies provided by law or in equity, including the remedies of Section 19(b) and (ii) in the event that Landlord has notified Tenant in writing that Landlord has relet the Leased Premises or any part thereof at least thirty (30) days prior to the commencement of such new lease and Tenant has not vacated the Leased Premises in accordance with the terms of this Lease on or before such commencement date, Tenant shall be liable to Landlord for any and all damages, including any consequential damages, suffered by Landlord as a result of Tenant’s holding over.
24. No Merger of Title.  There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Leased Premises by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate and (b) the fee estate or ownership of the Leased Premises or any interest in such fee estate or ownership.  No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease and (ii) the fee estate in or ownership of the Leased Premises or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
25. Definition of Landlord.
(a) Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Landlord’s interest in the Leased Premises or condemnation, property insurance or sale proceeds related thereto, and shall not be enforced against the Landlord individually or personally, or against any member or other Affiliate of Landlord.  In no event shall Landlord have any liability for punitive, special, incidental or consequential damages with respect to the Leased Premises or this Lease.
(b) The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises or holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers of the title of the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer and conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed (but shall remain liable with respect to all such liability arising from events or circumstances existing prior to the date of such transfer).
26. Hazardous Materials.
(a) Tenant agrees that it will not on, about, from or under the Leased Premises, Release any Hazardous Materials except in accordance with all Environmental Laws.
(b) To the extent required by any Environmental Laws, Tenant shall remediate any Hazardous Materials that it, or any of its Affiliates, subtenants, assignees, employees, invitees, contractors, licensees or subcontractors Releases on, about, from or under the Leased Premises (whether before or after the date of this Lease).
(c) The Tenant agrees that it will not install any underground storage tank at the Leased Premises requiring a permit under Environmental Law without specific, prior written approval from Landlord.
27. Entry by Landlord.  Subject to Tenant’s reasonable security requirements, Landlord and its authorized representatives shall have the right upon reasonable written notice (which shall be not less than two (2) Business Days except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency):  (a) for the purpose of inspecting the same or for the purpose of doing any work under Section 11(c), and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise shall create or imply any duty upon the part of Landlord to make any such inspection or do any such work), and (b) for the purpose of showing the Leased Premises to prospective purchasers, lenders and mortgagees and, at any time within twelve (12) months prior to the expiration of the Term of this Lease, for the purpose of showing the same to prospective tenants.  No such entry shall constitute an eviction of Tenant, but any such entry shall be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation and Tenant may elect to have a representative accompany Landlord or Landlord’s authorized agents in connection with any such entry or inspection.
28. No Usury.  The intention of the parties being to conform strictly to the applicable usury laws, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid shall be deemed reduced to such legal rate.

29. Financial Statements..  Tenant hereby agrees to deliver to Landlord either in print or in electronic form, all of the following financial statements, which shall be prepared in accordance with GAAP:  (i) quarterly financial statements for Tenant, within forty-five (45) days after the end of each fiscal quarter of Tenant, and (ii) annual financial statements for Tenant, audited by an independent certified public accountant, within one hundred twenty (120) days after the end of each fiscal year.  For as long as Tenant shall be a publicly listed company and is required to file quarterly and annual statements with the SEC, then Tenant shall submit to Landlord (in satisfaction of the requirements set forth in the preceding sentence), when filed with the SEC, copies of Tenant’s forms 10Q and 10K, provided that to the extent such forms are available through EDGAR or a similar internet site, no such submission shall be required.  Landlord acknowledges that the financial information provided by Tenant pursuant to this Section 29 is for Landlord’s informational purposes only.  Subject to the terms and conditions contained herein, Landlord shall hold as confidential all financial information that is not publicly available and shall not release any such financial information to third parties without Tenant’s prior written consent, except (1) to Landlord’s Affiliates, and Landlord’s and such Affiliates’, directors, officers, employees, attorneys, accountants, auditors, financial or legal consultants or advisors, others providing professional services, lenders, prospective lenders, investors or prospective purchasers of Landlord or the Leased Premises, (2) to comply with regulatory requirements (e.g., filings with the SEC), or pursuant to a court order requiring such release or as otherwise may be required by law or legal process, (3) to banking and securities regulators in connection with the examination of the books and records of Landlord and its Affiliates by such regulators in the ordinary course and (4) in connection with the enforcement of this Lease.
30. Separability.  Each and every covenant and agreement contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from its obligation to perform the same.  If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.
31. Right of First Refusal.  As further consideration for this Lease, Landlord hereby grants Tenant during the Term, while the initial Tenant, or an Affiliate of the initial Tenant to whom Tenant has transferred its interest in this Lease in accordance with Section 17(a) hereof, is in possession and occupancy of the Leased Premise, and providing no Event of Default remains uncured at the time of Tenant’s exercise of the Right (as defined below), a right of first refusal (the “Right”) to purchase the Leased Premises, or any portion thereof, in the event Landlord receives a bona fide offer to purchase the Leased Premises, or any portion thereof, which it desires to accept.  Landlord shall promptly notify Tenant of any such offer, and enclose a copy of the offer, and Tenant shall have ten (10) Business Days after receipt of such notice to elect to purchase the Leased Premises, or the applicable portion thereof, for the same consideration and upon the same terms and conditions contained in the offer.  If Tenant fails to respond to Landlord's notice during the ten (10) Business Day period, Tenant's Right shall expire at the end of such ten (10) Business Day period and Landlord shall be free to sell in accordance with the specific terms specified in the offer.  If requested by Landlord, Tenant promptly shall confirm in writing that its Right has expired.  If any of the terms and conditions of the offer are changed in any material respect that is favorable to the buyer, beyond reducing the consideration by less than five percent (5%), Landlord shall notify Tenant in the same manner specified above as if a new bona fide offer had been received by Landlord.  Tenant's Right shall expire on the last day of the Term of this Lease, or upon any earlier termination thereof.  The Right shall constitute a covenant running with the land and shall be binding upon Landlord and its successors and assigns.
32. Miscellaneous.
(a) The Section headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
(b) As used in this Lease the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; and (iii) “obligation” shall mean “obligation, duty, agreement, liability, covenant or condition”.
(c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord.  Any act which Tenant is required to perform under this Lease shall be performed at Tenant’s sole cost and expense.
(d) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.  This Lease embodies the entire agreement and understanding between Tenant and Landlord with respect to the transactions contemplated hereby and supersedes all other agreements and understandings between Tenant and Landlord with respect to the subject matter thereof.  This Lease represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of Tenant and Landlord or any course of prior dealings.  There are no unwritten oral agreements between the parties.
(e) The covenants of this Lease shall run with the Land and bind Tenant, the successors and assigns of Tenant and all present and subsequent encumbrances and subtenants of the Leased Premises, and shall inure to the benefit of and bind Landlord, its successors and assigns.
(f) This Lease will be simultaneously executed in several counterparts, each of which when so executed and delivered shall constitute an original, fully enforceable counterpart for all purposes.  Executed copies of this Lease distributed in a pdf or similar format and/or executed by “DocuSign”, “esign” or similar manner shall constitute originals thereof.
(g) This Lease shall be governed by and construed according to the laws of the State in which the Leased Premises is located.
(h) TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAWS, LANDLORD AND TENANT IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE AND ANY COUNTERCLAIM THEREUNDER.
(i) Tenant hereby represents and warrants that neither Tenant nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.
(j) Whenever this Lease calls for performance of an act or obligation within a specified time period, such time period shall be extended to the extent performance is impaired due to acts of God, riots, insurrection, terrorist acts, war, pandemic (including COVID-19), acts of the public enemy, strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive laws (except as otherwise specifically provided herein) or acts of governmental authority (provided, however, that such party substantially complies with Applicable Laws and cooperates with the requirements of such governmental authority regarding approvals, permitting, registration, licensing, or similar legal requirements for the conduct of Tenant or Landlord’s business or the construction on, repair of or operation of all or any portion of the Leased Premises), government delays in obtaining discretionary permits or building permits that are not attributable to such party's failure to timely apply for and diligently pursue such permits, or any other circumstances which are not within the respective party’s control (collectively, “Force Majeure”); provided, that this provision shall not apply to failures by either party to pay their respective monetary obligations under this Lease or applicable to delays resulting from the inability of a party to obtain financing or to proceed with its obligations under this Lease because of a lack of funds.

[signatures appear on following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed by their respective duly authorized officers as of the day and year first above written.

LANDLORD:

HF COLONIAL HEIGHTS VA LANDLORD, LLC, a Delaware limited liability company
By:  STEF NLIP, LLC, its sole member

By:  SunTrust Equity Funding, LLC, its sole member

By:  /s/ Allison McLeod
Name:  Allison McLeod
Title:  Manager

TENANT: HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation By /s/ Richard B. Hare Name: Richard B. Hare Title: Executive Vice President & Chief Financial Officer

EXHIBIT A
Legal Description
All of those lots or parcels of land located in Chesterfield County, Virginia, and more particularly described as follows:
All that certain tract or parcel of land, with any and all improvements thereon and appurtenances thereto belonging, lying, being and situate at the intersection of the easterly line of Ruffin Mill Road and the northerly line of Port Walthall Drive in Bermuda District of Chesterfield County, Virginia, containing 21.744 acres, more or less, and designated as ‘PARCEL A, 21.744 ACRES,” on that certain plat of survey entitled, “ALTA LAND TITLE SURVEY FOR HAVERTY FURNITURE COMPANIES, INC., SHOWING A 21.744 ACRE PARCEL OF LAND SITUATED AT THE NORTHEAST CORNER OF RUFFIN MILL ROAD AND PORT WALTHALL DRIVE, BERMUDA DISTRICT, CHESTERFIELD, VIRGINIA”, dated February 20, 2002, and made by Jordan Consulting Engineers, P.C., a copy of which plat is recorded in the Clerk’s Office of the Circuit Court of Chesterfield County in Plat Book 124, at page 41, and reference to which plat is hereby made for a more particular description of the property hereby conveyed.

EXHIBIT B
BASIC RENT
Basic Rent is due commencing on the Closing Date on each Basic Rent Payment Date during the Term (including any Renewal Term exercised by Tenant) in an amount equal to the amount for such Basic Rent Payment Date set forth on Schedule I attached hereto.

SCHEDULE I

Month	Date	Rent Payment (in US Dollars)

1	6/10/2020	$42,567.18
2	7/10/2020	$42,567.18
3	8/10/2020	$42,567.18
4	9/10/2020	$42,567.18
5	10/10/2020	$42,567.18
6	11/10/2020	$42,567.18
7	12/10/2020	$42,567.18
8	1/10/2021	$42,567.18
9	2/10/2021	$42,567.18
10	3/10/2021	$42,567.18
11	4/10/2021	$42,567.18
12	5/10/2021	$42,567.18
13	6/10/2021	$43,418.52
14	7/10/2021	$43,418.52
15	8/10/2021	$43,418.52
16	9/10/2021	$43,418.52
17	10/10/2021	$43,418.52
18	11/10/2021	$43,418.52
19	12/10/2021	$43,418.52
20	1/10/2022	$43,418.52
21	2/10/2022	$43,418.52
22	3/10/2022	$43,418.52
23	4/10/2022	$43,418.52
24	5/10/2022	$43,418.52
25	6/10/2022	$44,286.89
26	7/10/2022	$44,286.89
27	8/10/2022	$44,286.89
28	9/10/2022	$44,286.89
29	10/10/2022	$44,286.89
30	11/10/2022	$44,286.89
31	12/10/2022	$44,286.89
32	1/10/2023	$44,286.89
33	2/10/2023	$44,286.89
34	3/10/2023	$44,286.89
35	4/10/2023	$44,286.89
36	5/10/2023	$44,286.89
37	6/10/2023	$45,172.63
38	7/10/2023	$45,172.63
39	8/10/2023	$45,172.63
40	9/10/2023	$45,172.63
41	10/10/2023	$45,172.63
42	11/10/2023	$45,172.63
43	12/10/2023	$45,172.63
44	1/10/2024	$45,172.63
45	2/10/2024	$45,172.63
46	3/10/2024	$45,172.63
47	4/10/2024	$45,172.63
48	5/10/2024	$45,172.63
49	6/10/2024	$46,076.08
50	7/10/2024	$46,076.08
51	8/10/2024	$46,076.08
52	9/10/2024	$46,076.08
53	10/10/2024	$46,076.08
54	11/10/2024	$46,076.08
55	12/10/2024	$46,076.08
56	1/10/2025	$46,076.08
57	2/10/2025	$46,076.08
58	3/10/2025	$46,076.08
59	4/10/2025	$46,076.08
60	5/10/2025	$46,076.08
61	6/10/2025	$46,997.60
62	7/10/2025	$46,997.60
63	8/10/2025	$46,997.60
64	9/10/2025	$46,997.60
65	10/10/2025	$46,997.60
66	11/10/2025	$46,997.60
67	12/10/2025	$46,997.60
68	1/10/2026	$46,997.60
69	2/10/2026	$46,997.60
70	3/10/2026	$46,997.60
71	4/10/2026	$46,997.60
72	5/10/2026	$46,997.60
73	6/10/2026	$47,937.56
74	7/10/2026	$47,937.56
75	8/10/2026	$47,937.56
76	9/10/2026	$47,937.56
77	10/10/2026	$47,937.56
78	11/10/2026	$47,937.56
79	12/10/2026	$47,937.56
80	1/10/2027	$47,937.56
81	2/10/2027	$47,937.56
82	3/10/2027	$47,937.56
83	4/10/2027	$47,937.56
84	5/10/2027	$47,937.56
85	6/10/2027	$48,896.31
86	7/10/2027	$48,896.31
87	8/10/2027	$48,896.31
88	9/10/2027	$48,896.31
89	10/10/2027	$48,896.31
90	11/10/2027	$48,896.31
91	12/10/2027	$48,896.31
92	1/10/2028	$48,896.31
93	2/10/2028	$48,896.31
94	3/10/2028	$48,896.31
95	4/10/2028	$48,896.31
96	5/10/2028	$48,896.31
97	6/10/2028	$49,874.23
98	7/10/2028	$49,874.23
99	8/10/2028	$49,874.23
100	9/10/2028	$49,874.23
101	10/10/2028	$49,874.23
102	11/10/2028	$49,874.23
103	12/10/2028	$49,874.23
104	1/10/2029	$49,874.23
105	2/10/2029	$49,874.23
106	3/10/2029	$49,874.23
107	4/10/2029	$49,874.23
108	5/10/2029	$49,874.23
109	6/10/2029	$50,871.72
110	7/10/2029	$50,871.72
111	8/10/2029	$50,871.72
112	9/10/2029	$50,871.72
113	10/10/2029	$50,871.72
114	11/10/2029	$50,871.72
115	12/10/2029	$50,871.72
116	1/10/2030	$50,871.72
117	2/10/2030	$50,871.72
118	3/10/2030	$50,871.72
119	4/10/2030	$50,871.72
120	5/10/2030	$50,871.72
121	6/10/2030	$51,889.15
122	7/10/2030	$51,889.15
123	8/10/2030	$51,889.15
124	9/10/2030	$51,889.15
125	10/10/2030	$51,889.15
126	11/10/2030	$51,889.15
127	12/10/2030	$51,889.15
128	1/10/2031	$51,889.15
129	2/10/2031	$51,889.15
130	3/10/2031	$51,889.15
131	4/10/2031	$51,889.15
132	5/10/2031	$51,889.15
133	6/10/2031	$52,926.93
134	7/10/2031	$52,926.93
135	8/10/2031	$52,926.93
136	9/10/2031	$52,926.93
137	10/10/2031	$52,926.93
138	11/10/2031	$52,926.93
139	12/10/2031	$52,926.93
140	1/10/2032	$52,926.93
141	2/10/2032	$52,926.93
142	3/10/2032	$52,926.93
143	4/10/2032	$52,926.93
144	5/10/2032	$52,926.93
145	6/10/2032	$53,985.47
146	7/10/2032	$53,985.47
147	8/10/2032	$53,985.47
148	9/10/2032	$53,985.47
149	10/10/2032	$53,985.47
150	11/10/2032	$53,985.47
151	12/10/2032	$53,985.47
152	1/10/2033	$53,985.47
153	2/10/2033	$53,985.47
154	3/10/2033	$53,985.47
155	4/10/2033	$53,985.47
156	5/10/2033	$53,985.47
157	6/10/2033	$55,065.18
158	7/10/2033	$55,065.18
159	8/10/2033	$55,065.18
160	9/10/2033	$55,065.18
161	10/10/2033	$55,065.18
162	11/10/2033	$55,065.18
163	12/10/2033	$55,065.18
164	1/10/2034	$55,065.18
165	2/10/2034	$55,065.18
166	3/10/2034	$55,065.18
167	4/10/2034	$55,065.18
168	5/10/2034	$55,065.18
169	6/10/2034	$56,166.49
170	7/10/2034	$56,166.49
171	8/10/2034	$56,166.49
172	9/10/2034	$56,166.49
173	10/10/2034	$56,166.49
174	11/10/2034	$56,166.49
175	12/10/2034	$56,166.49
176	1/10/2035	$56,166.49
177	2/10/2035	$56,166.49
178	3/10/2035	$56,166.49
179	4/10/2035	$56,166.49
180	5/10/2035	$56,166.49
First Renewal Term
181	6/10/2035	$57,289.82
182	7/10/2035	$57,289.82
183	8/10/2035	$57,289.82
184	9/10/2035	$57,289.82
185	10/10/2035	$57,289.82
186	11/10/2035	$57,289.82
187	12/10/2035	$57,289.82
188	1/10/2036	$57,289.82
189	2/10/2036	$57,289.82
190	3/10/2036	$57,289.82
191	4/10/2036	$57,289.82
192	5/10/2036	$57,289.82
193	6/10/2036	$58,435.61
194	7/10/2036	$58,435.61
195	8/10/2036	$58,435.61
196	9/10/2036	$58,435.61
197	10/10/2036	$58,435.61
198	11/10/2036	$58,435.61
199	12/10/2036	$58,435.61
200	1/10/2037	$58,435.61
201	2/10/2037	$58,435.61
202	3/10/2037	$58,435.61
203	4/10/2037	$58,435.61
204	5/10/2037	$58,435.61
205	6/10/2037	$59,604.32
206	7/10/2037	$59,604.32
207	8/10/2037	$59,604.32
208	9/10/2037	$59,604.32
209	10/10/2037	$59,604.32
210	11/10/2037	$59,604.32
211	12/10/2037	$59,604.32
212	1/10/2038	$59,604.32
213	2/10/2038	$59,604.32
214	3/10/2038	$59,604.32
215	4/10/2038	$59,604.32
216	5/10/2038	$59,604.32
217	6/10/2038	$60,796.41
218	7/10/2038	$60,796.41
219	8/10/2038	$60,796.41
220	9/10/2038	$60,796.41
221	10/10/2038	$60,796.41
222	11/10/2038	$60,796.41
223	12/10/2038	$60,796.41
224	1/10/2039	$60,796.41
225	2/10/2039	$60,796.41
226	3/10/2039	$60,796.41
227	4/10/2039	$60,796.41
228	5/10/2039	$60,796.41
229	6/10/2039	$62,012.34
230	7/10/2039	$62,012.34
231	8/10/2039	$62,012.34
232	9/10/2039	$62,012.34
233	10/10/2039	$62,012.34
234	11/10/2039	$62,012.34
235	12/10/2039	$62,012.34
236	1/10/2040	$62,012.34
237	2/10/2040	$62,012.34
238	3/10/2040	$62,012.34
239	4/10/2040	$62,012.34
240	5/10/2040	$62,012.34
Second Renewal Term
241	6/10/2040	$63,252.59
242	7/10/2040	$63,252.59
243	8/10/2040	$63,252.59
244	9/10/2040	$63,252.59
245	10/10/2040	$63,252.59
246	11/10/2040	$63,252.59
247	12/10/2040	$63,252.59
248	1/10/2041	$63,252.59
249	2/10/2041	$63,252.59
250	3/10/2041	$63,252.59
251	4/10/2041	$63,252.59
252	5/10/2041	$63,252.59
253	6/10/2041	$64,517.64
254	7/10/2041	$64,517.64
255	8/10/2041	$64,517.64
256	9/10/2041	$64,517.64
257	10/10/2041	$64,517.64
258	11/10/2041	$64,517.64
259	12/10/2041	$64,517.64
260	1/10/2042	$64,517.64
261	2/10/2042	$64,517.64
262	3/10/2042	$64,517.64
263	4/10/2042	$64,517.64
264	5/10/2042	$64,517.64
265	6/10/2042	$65,807.99
266	7/10/2042	$65,807.99
267	8/10/2042	$65,807.99
268	9/10/2042	$65,807.99
269	10/10/2042	$65,807.99
270	11/10/2042	$65,807.99
271	12/10/2042	$65,807.99
272	1/10/2043	$65,807.99
273	2/10/2043	$65,807.99
274	3/10/2043	$65,807.99
275	4/10/2043	$65,807.99
276	5/10/2043	$65,807.99
277	6/10/2043	$67,124.15
278	7/10/2043	$67,124.15
279	8/10/2043	$67,124.15
280	9/10/2043	$67,124.15
281	10/10/2043	$67,124.15
282	11/10/2043	$67,124.15
283	12/10/2043	$67,124.15
284	1/10/2044	$67,124.15
285	2/10/2044	$67,124.15
286	3/10/2044	$67,124.15
287	4/10/2044	$67,124.15
288	5/10/2044	$67,124.15
289	6/10/2044	$68,466.63
290	7/10/2044	$68,466.63
291	8/10/2044	$68,466.63
292	9/10/2044	$68,466.63
293	10/10/2044	$68,466.63
294	11/10/2044	$68,466.63
295	12/10/2044	$68,466.63
296	1/10/2045	$68,466.63
297	2/10/2045	$68,466.63
298	3/10/2045	$68,466.63
299	4/10/2045	$68,466.63
300	5/10/2045	$68,466.63
Third Renewal Term
301	6/10/2045	$69,835.97
302	7/10/2045	$69,835.97
303	8/10/2045	$69,835.97
304	9/10/2045	$69,835.97
305	10/10/2045	$69,835.97
306	11/10/2045	$69,835.97
307	12/10/2045	$69,835.97
308	1/10/2046	$69,835.97
309	2/10/2046	$69,835.97
310	3/10/2046	$69,835.97
311	4/10/2046	$69,835.97
312	5/10/2046	$69,835.97
313	6/10/2046	$71,232.69
314	7/10/2046	$71,232.69
315	8/10/2046	$71,232.69
316	9/10/2046	$71,232.69
317	10/10/2046	$71,232.69
318	11/10/2046	$71,232.69
319	12/10/2046	$71,232.69
320	1/10/2047	$71,232.69
321	2/10/2047	$71,232.69
322	3/10/2047	$71,232.69
323	4/10/2047	$71,232.69
324	5/10/2047	$71,232.69
325	6/10/2047	$72,657.34
326	7/10/2047	$72,657.34
327	8/10/2047	$72,657.34
328	9/10/2047	$72,657.34
329	10/10/2047	$72,657.34
330	11/10/2047	$72,657.34
331	12/10/2047	$72,657.34
332	1/10/2048	$72,657.34
333	2/10/2048	$72,657.34
334	3/10/2048	$72,657.34
335	4/10/2048	$72,657.34
336	5/10/2048	$72,657.34
337	6/10/2048	$74,110.49
338	7/10/2048	$74,110.49
339	8/10/2048	$74,110.49
340	9/10/2048	$74,110.49
341	10/10/2048	$74,110.49
342	11/10/2048	$74,110.49
343	12/10/2048	$74,110.49
344	1/10/2049	$74,110.49
345	2/10/2049	$74,110.49
346	3/10/2049	$74,110.49
347	4/10/2049	$74,110.49
348	5/10/2049	$74,110.49
349	6/10/2049	$75,592.70
350	7/10/2049	$75,592.70
351	8/10/2049	$75,592.70
352	9/10/2049	$75,592.70
353	10/10/2049	$75,592.70
354	11/10/2049	$75,592.70
355	12/10/2049	$75,592.70
356	1/10/2050	$75,592.70
357	2/10/2050	$75,592.70
358	3/10/2050	$75,592.70
359	4/10/2050	$75,592.70
360	5/10/2050	$75,592.70
Fourth Renewal Term
361	6/10/2050	$77,104.55
362	7/10/2050	$77,104.55
363	8/10/2050	$77,104.55
364	9/10/2050	$77,104.55
365	10/10/2050	$77,104.55
366	11/10/2050	$77,104.55
367	12/10/2050	$77,104.55
368	1/10/2051	$77,104.55
369	2/10/2051	$77,104.55
370	3/10/2051	$77,104.55
371	4/10/2051	$77,104.55
372	5/10/2051	$77,104.55
373	6/10/2051	$78,646.64
374	7/10/2051	$78,646.64
375	8/10/2051	$78,646.64
376	9/10/2051	$78,646.64
377	10/10/2051	$78,646.64
378	11/10/2051	$78,646.64
379	12/10/2051	$78,646.64
380	1/10/2052	$78,646.64
381	2/10/2052	$78,646.64
382	3/10/2052	$78,646.64
383	4/10/2052	$78,646.64
384	5/10/2052	$78,646.64
385	6/10/2052	$80,219.57
386	7/10/2052	$80,219.57
387	8/10/2052	$80,219.57
388	9/10/2052	$80,219.57
389	10/10/2052	$80,219.57
390	11/10/2052	$80,219.57
391	12/10/2052	$80,219.57
392	1/10/2053	$80,219.57
393	2/10/2053	$80,219.57
394	3/10/2053	$80,219.57
395	4/10/2053	$80,219.57
396	5/10/2053	$80,219.57
397	6/10/2053	$81,823.97
398	7/10/2053	$81,823.97
399	8/10/2053	$81,823.97
400	9/10/2053	$81,823.97
401	10/10/2053	$81,823.97
402	11/10/2053	$81,823.97
403	12/10/2053	$81,823.97
404	1/10/2054	$81,823.97
405	2/10/2054	$81,823.97
406	3/10/2054	$81,823.97
407	4/10/2054	$81,823.97
408	5/10/2054	$81,823.97
409	6/10/2054	$83,460.44
410	7/10/2054	$83,460.44
411	8/10/2054	$83,460.44
412	9/10/2054	$83,460.44
413	10/10/2054	$83,460.44
414	11/10/2054	$83,460.44
415	12/10/2054	$83,460.44
416	1/10/2055	$83,460.44
417	2/10/2055	$83,460.44
418	3/10/2055	$83,460.44
419	4/10/2055	$83,460.44
420	5/10/2055	$83,460.44

APPENDIX A
“Additional Payments” shall mean all amounts (i) that are out-of-pocket costs incurred or payable by Landlord in connection with the transfer of the Leased Premises to Tenant, and (ii) that are out-of-pocket costs, expenses, charges or penalties (including the Make-Whole Premium), if any, incurred by Landlord as a result of the prepayment or defeasance of a Note(s) as the result of the occurrence of an Event of Default.  Notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant be responsible for the payment of any Additional Payments that are payable by Landlord to a Lender as a result of a default by Landlord pursuant to the Note or Mortgage, which default is not the result of a default by Tenant hereunder.
“Additional Rent” shall mean all amounts, costs, expenses, liabilities, indemnities and obligations (including Tenant’s obligation to pay any Default Rate interest hereunder) which Tenant is required to pay pursuant to the terms of this Lease, other than Basic Rent.
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person and shall include, if such Person is an individual, members of the immediate family of such Person, and trusts for the benefit of such individual.  For the purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Alteration” or “Alterations” shall mean any or all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, reconstructions, removals or replacements of any of the Improvements or Equipment, both interior or exterior, and ordinary and extraordinary, it being understood that Alterations shall not include repairs or ordinary maintenance.
“Applicable Laws” shall mean all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Leased Premises).  Applicable Laws shall include Environmental Laws.
“Basic Rent” shall mean the amounts set forth on Exhibit B annexed to this Lease.
“Basic Rent Payment Dates” shall mean the Closing Date and the tenth (10th) day of each month (or, if such day is not a Business Day, the following Business Day) thereafter during the Term.
“Business Day” means any day other than a Saturday or a Sunday or other day on which commercial banks in the State in which the Leased Premises are located are required or are authorized to be closed.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657.
“Claims” shall mean Liens (including, without limitation, Lien removal and bonding costs), liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses and costs of investigation and enforcement) of any kind and nature whatsoever.
“Closing Date” shall mean May 18, 2020.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Condemnation” shall mean a Taking and/or a Requisition.
“Default Rate” shall mean the greater of (i) 9.25% per annum and (ii) the then current Prime Rate plus 3.00% per annum.
“Environmental Laws” shall mean and include, all to the extent applicable to the Leased Premises or to Tenant’s (or its subtenant’s or assignee’s) operations at, or use of, the Leased Premises, the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, CERCLA, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq and all other federal, state and local laws, rules, orders, statutes, codes and regulations applicable to the Leased Premises or the operations thereon or use thereof and (i) relating to the environment, human health or natural resources, (ii) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials, or (iii) regulating the clean-up or other remediation of the Leased Premises or any portion thereof, as any of the foregoing may have been amended, supplemented or supplanted from time to time.
“Equipment” shall mean, collectively, the machinery and equipment which is attached to the Improvements in such a manner as to become fixtures under Applicable Law, together with all additions and accessions thereto, substitutions therefor and replacements thereof, excepting therefrom the Trade Fixtures.
“Event of Default” shall mean the occurrence of any one or more of the following events under this Lease: (i) a failure by Tenant to make (regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity or before any administrative tribunal which had or might have the effect of preventing Tenant from complying with the provisions of this Lease):  (x) any payment of Basic Rent when due and payable and the continuance of such failure for three (3) Business Days after written notice thereof to Tenant or (y) any payment of any other sum herein required to be paid by Tenant which continues unremedied for a period of ten (10) days after written notice thereof to Tenant; (ii) failure by Tenant to perform and observe, or a violation or breach of, any other provision in this Lease and, in any such case, such default shall continue for a period of thirty (30) days after written notice thereof is given by Landlord, or if such default is of such a nature that it cannot reasonably be cured within such period of thirty (30) days, such period shall be extended for such longer time as is reasonably necessary (not to exceed 180 days), provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such default; (iii) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) voluntarily consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) voluntarily file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) voluntarily file a general assignment for the benefit of creditors, (E) be the subject of an involuntary case or proceeding against Tenant of the nature referred to in the foregoing subclauses of this clause (iii) which remains undismissed for more than ninety (90) days or (F) generally not pay its debts as they become due or declare that it will generally be unable to pay its debts as they become due; (iv) a court shall enter an order, judgment or decree appointing a receiver or trustee for Tenant or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States or any State or otherwise entering an order for relief in any such proceeding, and such order, judgment or decree shall remain in force, undischarged or unstayed, sixty (60) days after it is entered; (v) Tenant shall in any insolvency proceedings be liquidated or dissolved or shall voluntarily commence proceedings towards its liquidation or dissolution; or (vi) the estate or interest of Tenant in the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after such levy or attachment.
“Expansion” shall mean Alterations that consist of additions to the then existing Improvements, or the construction of additional buildings or other structures on the Land, other than storage or utility sheds or similar structures with minimal square footage.
“Expiration Date” shall mean the last day of the month in which the fifteenth (15th) anniversary of the Closing Date occurs, unless the Closing Date is the first day of a calendar month, in which case the Expiration Date shall mean the last day of the calendar month immediately preceding the month in which the fifteenth (15th) anniversary of the Closing Date occurs.
“Fair Rental Value” shall mean, at any time of determination, the then prevailing market rate for new leases for buildings of comparable size, age, use, location and quality as the Leased Premises in its condition at such time of determination for a term equal to the then remaining scheduled Term.
“GAAP” shall mean generally accepted accounting principles, uniformly applied, as in effect from time to time in the United States of America.
“Governmental Authority” shall mean any federal, state, county, municipal, foreign or other governmental or regulatory authority, agency, board, body, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).
“Hazardous Materials” shall mean all chemicals, petroleum, crude oil or any fraction thereof, hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, asbestos-containing materials and/or products, urea formaldehyde, or any substances which are classified as “hazardous” or “toxic” under CERCLA; hazardous waste as defined under the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901; air pollutants regulated under the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; pollutants as defined under the Clean Water Act, as amended, 33 U.S.C. § 1251, et seq., any pesticide as defined by Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. § 136, et seq., any hazardous chemical substance or mixture or imminently hazardous substance or mixture regulated by the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., any substance listed in the United States Department of Transportation Table at 45 CFR 172.101; any chemicals included in regulations promulgated under the above listed statutes or any similar federal or state statutes relating to the environment, human health or natural resources; any explosives, radioactive material, and any chemical regulated by state statutes similar to the federal statutes listed above and regulations promulgated under such state statutes.
“Imposition” or “Impositions” shall mean, collectively, all Taxes of every kind and nature on or with respect to the Leased Premises or the Basic Rent or Additional Rent, or the use, lease, ownership or operation thereof; all charges, fees, expenses and/or taxes for or under any Record Agreement or other agreement maintained for the benefit of the Leased Premises; all general and special assessments, levies, permits, inspection and license fees on or with respect to the Leased Premises; all water and sewer rents and other utility charges on or with respect to the Leased Premises; all ground rents on or with respect to the Leased Premises, if any; all common area maintenance fees, if any, applicable to the Leased Premises, and all other public charges and/or taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed or assessed upon or with respect to the Leased Premises, prior to or during the Term, against Landlord, Tenant or the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Basic Rent or Additional Rent, including without limitation, any sales tax, occupancy tax, rent tax or excise tax levied by any governmental body on or with respect to such Basic Rent or Additional Rent; all payments required to be made to a governmental or quasi-governmental authority (or private entity in lieu thereof) that are in lieu of any of the foregoing, whether or not expressly so designated; and any penalties, fines, additions or interest thereon or additions thereto, provided that the term “Impositions” shall exclude any federal, state or local (A) transfer taxes as the result of a conveyance by (or suffered by) Landlord to any Person other than (1) Tenant or a person designated by Tenant or (2) as a result of an Event of Default, (B) franchise, capital stock, gross income taxes that are in the nature of franchise or capital stock taxes or similar taxes, if any, of Landlord, except to the extent such franchise, capital stock or similar taxes would not have been payable by Landlord but for the ownership by Landlord of the Leased Premises, (C) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, (D) estate, inheritance, succession, gift, capital levy or similar taxes of Landlord, or (E) Tax that would not have been imposed but for the failure of an Indemnitee to comply with certification, information, documentation or other reporting requirements applicable to such Indemnitee and for which Tenant is not responsible under this Lease, if compliance with such requirements is required by statute or regulation of the relevant taxing authority as a precondition to relief or exemption from such Tax.
“Improvements” shall mean, collectively, the buildings, structures and other improvements on the Land.
“Indemnitee” shall mean Landlord, each Lender, the Trustee, any trustee under a Mortgage which is a deed of trust, each of their assignees or other transferees and each of their Affiliates and their respective officers, directors, employees, shareholders, members or other equity owners.
“Initial Term” shall mean the period of time commencing on the Closing Date and terminating on the Expiration Date.
“Insurance Expiration Date” shall mean, with respect to an insurance policy, the date that such insurance policy will expire.
“Insurance Requirements” shall mean, as the case may be, any one or more of the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.
“Land” shall mean the lot(s) or parcel(s) of land described in Exhibit A attached to this Lease and made a part hereof, together with the easements, rights and appurtenances thereunto belonging or appertaining.
“Landlord” shall mean HF Colonial Heights VA Landlord, LLC, a Delaware limited liability company.
“Leased Premises” shall mean, collectively, the Land, the Improvements and the Equipment, together with any and all other property and interest in property conveyed to Landlord pursuant to the deeds, bills of sale or other documents executed in connection with the purchase of the Land, the Improvements and the Equipment by Landlord.
“Legal Requirement” or “Legal Requirements” shall mean, as the case may be, any one or more of all present and future laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted governmental authority or agency and all covenants, restrictions and conditions now of record which may be applicable to Tenant, Landlord (with respect to the Leased Premises) or to all or any part of or interest in the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the Americans with Disabilities Act) or results in interference with the use or enjoyment of the Leased Premises or (ii) requires Tenant to carry insurance other than as specifically required by the provisions of this Lease.
“Lender” or “Lenders” shall mean, collectively, the Trustee and each financial institution or other Person that makes a Loan to Landlord, secured, directly or indirectly, by a Mortgage and evidenced by a Note or which is the holder of the Mortgage and a Note, or an interest therein, as a result of an assignment thereof or otherwise.
“Lien” or “Liens” shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.
“Loan” shall mean a loan made by a Lender to Landlord secured by a Mortgage and evidenced by a Note.
“Make-Whole Premium” means any make-whole premium, prepayment amount, termination fee or similar amount or charge payable by Landlord in connection with the early payment, in whole or in part, of any Note.
“Mortgage” shall mean a mortgage, deed of trust or similar security instrument hereafter executed covering the Leased Premises from Landlord to secure the repayment of a Loan.
“Net Award” shall mean the entire award payable to Landlord or the Trustee by reason of a Condemnation, less any reasonable expenses incurred by Landlord or the Trustee in collecting such award.
“Net Proceeds” shall mean the entire proceeds of any insurance required under clause (i), (iv), or (vi) of Section 14(a) of this Lease, less any actual and reasonable expenses incurred by Tenant, Landlord or Trustee in collecting such proceeds.
“Note” or “Notes” shall mean a promissory note or notes executed from Landlord to a Lender, which note or notes is secured by a Mortgage.
“Permitted Encumbrances” shall mean: (A) those covenants, restrictions, reservations, Liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises: (i) as of the Closing Date; or (ii) arising after the Closing Date that: (a) individually or in the aggregate, do not materially detract from the value or marketability, or impair in any material manner the use, of the Leased Premises; or (b) arise or are created by municipal and zoning ordinances; and (B) current taxes and assessments not yet due and payable or being contested in accordance with the provisions of Section 18.
“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within six (6) months from the date of acquisition thereof, and (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six (6) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.
“Person” shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.
“Prime Rate” shall mean the prime rate of interest published in The Wall Street Journal or its successor, from time to time.
“Record Agreement” shall mean an easement agreement, restrictive covenant, declaration, right-of-way or any other agreement or document of record now or hereafter affecting the Leased Premises, including each Permitted Encumbrance for as long as it is in effect.
“Release” shall mean the release of any Hazardous Materials into or upon any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, escaping, emptying, placement and the like.
“Renewal Option Notice” shall mean a written notice from Tenant to Landlord of its election to extend the Term (or any then Renewal Term) of this Lease pursuant to Section 5 of this Lease.
“Renewal Term” shall mean an additional Lease term of five (5) years.
“Replaced Equipment” shall mean Equipment that has been replaced by Tenant with Replacement Equipment.
“Replacement Equipment” shall mean operational equipment or other parts used by Tenant to replace any of the Equipment.
“Requisition” shall mean any temporary condemnation or confiscation of the use or occupancy of the Leased Premises by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
“Restoration” shall mean, following a casualty or Condemnation, the restoration of the Leased Premises to as nearly as possible its value, condition and character immediately prior to such casualty or Condemnation (assuming that the Leased Premises has been maintained to no lesser standard than that required under this Lease), in accordance with the provisions of this Lease, including but not limited to the provisions of Sections 11(a), 12 and 15.
“Restoration Award” shall mean that portion of the Net Award equal to the cost of Restoration.
“Restoration Fund” shall mean, collectively, the Net Proceeds, Restoration Award and Tenant’s Insurance Payment.
“SEC” means the Securities and Exchange Commission.
“State” shall mean the State or Commonwealth in which the Leased Premises is situated.
“Structural Alteration” shall mean an Alteration that (i) will result in a change in the footprint of the Improvements, (ii) involves the addition of one or more floors to the Improvements, (iii) materially adversely affects the structural elements or any exterior walls of the Improvements, or involves the removal or relocation of any exterior walls of the Improvements, (iv) decreases the rentable square footage of the Leased Premises other than to a de minimis extent or (v) materially adversely affects the proper functioning and/or capacity of the building systems in the Improvements.
“Taking” shall mean any taking of the Leased Premises, or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceedings or by any other means, or any de facto condemnation.
“Tax” or “Taxes” shall mean the following present and future taxes, including income (gross or net), gross or net receipts, sales, use, leasing, value added, franchise, doing business, transfer, capital, property (tangible or intangible), ad valorem, municipal assessments, rent, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholding, together with any penalties, fines, additions or interest thereon or additions thereto (any of the forgoing being referred to herein individually as a “Tax”), imposed by any Governmental Authority.  Taxes shall include the costs of any contest or appeal pursued which reduces the Taxes (or attempts to do so), including reasonable attorneys’ fees and costs incident thereto.  Without limiting the foregoing, if at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement or addition to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time thereafter levied, assessed or imposed by applicable taxing authorities for the funding of governmental services, there shall be imposed (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the gross rents received or otherwise attributable to the Leased Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Leased Premises or this Lease, and imposed on the Landlord under this Lease or any portion thereof, or (iii) a license fee or other fee or tax measured by the gross rent payable under this Lease, or (iv) any other tax, assessment, levy, charge, fee or the like payable with respect to the Leased Premises, the rents, issues and profits thereof, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based, shall be deemed to be Taxes.
“Tenant” shall mean Haverty Furniture Companies, Inc., a Maryland corporation.
“Tenant’s Award” shall mean, to the extent Tenant shall have a right to make a separate claim therefor against the condemnor, any award or payment (in connection with a Condemnation) for Tenant’s leasehold interest hereunder, relocation assistance available to Tenant under federal or state law including, but not limited to, on account of Trade Fixtures, Tenant’s moving expenses and Tenant’s out-of-pocket expenses incidental to the move, if available.
“Tenant’s Insurance Payment” shall mean, in the event of damage or destruction, the amount of the proceeds that would have been payable under the third-party insurance required to be maintained pursuant to Section 14(a)(i), (iv) or (vi) had such insurance program been in effect.
“Tenant’s Termination Notice” shall mean a written notice from Tenant to Landlord of Tenant’s intention to terminate this Lease in accordance with Section 13 or 14 of this Lease, which notice shall set forth the Termination Date.
“Term” shall mean the Initial Term, together with any Renewal Term.
“Termination Date” shall mean the date for the termination of this Lease pursuant to Tenant’s Termination Notice, which date shall be on a Basic Rent Payment Date occurring no sooner than thirty (30) days after the date of such Tenant’s Termination Notice.
“Threshold Amount” shall mean $350,000.
“Trade Fixtures” shall mean all furniture, fixtures, equipment and other items of personal property (whether or not attached to the Improvements) that are owned by Tenant and used in connection with the operation of the business conducted on the Leased Premises, that are not necessary for the operation of the Leased Premises and that have not been financed or funded by Landlord.
“Trustee” shall mean any trustee for the benefit of lenders providing financing to Landlord in connection with the Leased Premises, and any successor thereto.  If no Notes are outstanding as of any date of determination, each reference to the Trustee in this Lease shall be inapplicable, and any payments to be made, or notices or consents to be given, to or by the Trustee shall be paid or given, as the case may be, to or by Landlord, acting singly.
“Warranties” shall mean all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code.